Colonial Village Roseville
3881 Eureka Road
Roseville, California 95661

Prepared For
Ms. Kristen Miller
Financial Analyst - Portfolio Disposition
WNC & Associates, Inc.
17782 Sky Park Circle
Irvine, California 92614

Date of Appraisal
November 9, 2012

Effective Date of Appraisal
October 23, 2012

Appraised By

512 North One Mile Road * Dexter, MO 63841	Ph: 573-624-6614 * Fax: 573-624-2942

November 9, 2012

Ms. Kristen Miller

Financial Analyst - Portfolio Disposition

WNC & Associates, Inc.

17782 Sky Park Circle

Irvine, California 92614

RE:	Colonial Village Roseville
3881 Eureka Road
Roseville, California 95661
“As Is” Summary Appraisal
As of October 23, 2012

Dear Ms. Miller:

In accordance with your request, I have personally inspected the property known as Colonial Village Roseville. The site contains 4.30 acres and is improved with 14 two-story apartment buildings containing 56 units, which includes one non-revenue three-bedroom manager’s unit. The property also contains a one-story building housing the leasing/management office and meeting room. The property contains a meeting room, picnic area, patio area, extra storage, laundry facilities in each building, on-site management, on-site maintenance, perimeter fencing, an asphalt parking lot and covered parking. The subject’s parcel number is 048-160-032. The property is owned by Colonial Village Roseville.

The purpose of the Summary Appraisal is to estimate the market value, subject to restricted rents, of the subject’s fee simple interest for financing decisions and mortgage underwriting. The intended users of the appraisal are WNC & Associates, Inc. and/or Local General Partner.

This report is intended to comply with the reporting requirements set forth under Standard Rule 2-2(b) of the Uniform Standards of Professional Appraisal Practice for a Summary Appraisal report.

A description of the property, together with information providing a basis for estimates, is presented in the accompanying report. This appraisal is subject to the definitions, assumptions, conditions and certification contained in the attached report. During the fieldwork, it has been determined the appraised property has no natural, cultural, scientific or recreational value.

Based on the data, analyses and conclusions presented in the attached report, it is my opinion the market value, subject to restricted rents, of the subject property, as of October 23, 2012, is as noted below.

TWO MILLION SIX HUNDRED FIFTY FIVE THOUSAND DOLLARS

$2,655,000.00

This report and its contents are intended solely for your information and assistance for the function stated previously, and should not be relied upon for any other purpose. Otherwise, neither the whole nor any part of this appraisal or any reference thereto may be included in any document, statement, appraisal or circular without my explicit, prior written approval of the form and context in which it appears.

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The accompanying prospective financial analysis is based on estimates and assumptions developed in connection with the appraisal. However, some assumptions inevitably will not materialize and unanticipated events and circumstances will occur. The actual results achieved during the holding period will vary from my estimates and these variations may be material. I have not been engaged to evaluate the effectiveness of management, and I am not responsible for management’s actions such as marketing efforts.

This appraisal report sets forth only the appraiser’s conclusions. Supporting documentation is retained in the appraiser’s file. A copy of this report, together with the field data from which it was prepared, is retained in my files. This data is available for your inspection upon request.

Respectfully submitted,

/s/ Jon Richmond	/s/ Samuel Gill
Jon Richmond	Samuel Gill
Appraiser Trainee	State Certified General
Real Estate Appraiser
CA #AG039401

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Colonial Village Roseville * 3881 Eureka Road * Roseville, California

table of contents

EXECUTIVE SUMMARY	6

CERTIFICATION	8

INTRODUCTION	9

IDENTIFICATION OF THE SUBJECT PROPERTY	10
LEGAL DESCRIPTION	10
PAST FIVE YEARS SALES HISTORY OF THE SUBJECT	10
PROPERTY RIGHTS APPRAISED	10
PURPOSE OF THE APPRAISAL	10
FUNCTION OF THE APPRAISAL	10
CLIENT	10
INTENDED USERS	10
INTENDED USE OF REPORT	10
EXTENT OF THE INVESTIGATION (SCOPE)	10
AREA AND NEIGHBORHOOD ANALYSES	11
SITE DESCRIPTION AND ANALYSIS	11
IMPROVEMENT AND DESCRIPTION ANALYSES	11
STATEMENT OF COMPETENCY	11
MARKET DATA	11
REASONABLE EXPOSURE TIME	12
HISTORICAL EVIDENCE	12
SUPPLY AND DEMAND RELATIONSHIPS	12
REVENUE AND EXPENSE CHANGES AND FUTURE MARKET CONDITIONS	12
ESTIMATED MARKETING TIME	13
DEFINITION OF TERMS	14
SPECIAL LIMITING CONDITIONS AND ASSUMPTIONS	16

DESCRIPTIVE SECTION	22

REGIONAL AND AREA DATA	23
NEIGHBORHOOD DATA	26
DEFINING THE MARKET AREA	30
SUBJECT DESCRIPTION	31
IMPROVEMENT DESCRIPTION	34
ASSESSMENTS AND CURRENT REAL ESTATE TAXES	57
HIGHEST AND BEST USE ANALYSIS	58
APPRAISAL PROCEDURES	62

VALUATION SECTION	63

COST APPROACH	64
INCOME APPROACH	74
TOTAL POTENTIAL GROSS RENTAL INCOME	74
VACANCY AND EXPENSES DEFINITIONS	75
REVENUE AND EXPENSE ANALYSIS	77
ESTIMATING RESTRICTED EXPENSES PER UNIT	79
ITEMIZED EXPENSE EXPLANATIONS	80
EXPENSE COMPARABLES	83
Direct Capitalization	87
Market Derived Capitalization Rates	88
INCOME VALUE	90
SALES COMPARISON APPROACH	91

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Colonial Village Roseville * 3881 Eureka Road * Roseville, California

RECONCILIATION AND CONCLUSIONS	99

CONCLUSION OF VALUE	100

ADDENDA
ENGAGEMENT LETTER	A
LEGAL DESCRIPTION	B
SUBJECT DATA	C
FLOOD HAZARD DETERMINATION FORM	D
STATE LICENSE	E
EXPERIENCE AND QUALIFICATIONS	F

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Colonial Village Roseville * 3881 Eureka Road * Roseville, California

EXECUTIVE SUMMARY

Name of the Property	Colonial Village Roseville

Location	3881 Eureka Road
Roseville, Placer County, California 95661

Current Owner	Colonial Village Roseville

Type of Report	Summary Appraisal Report

Total Land Area	4.30 acres, or 187,308+/- square feet

Floodplain Hazard	According to FloodSource FloodScape, Flood Map Number 06061C0479G, dated November 21, 2001, the subject is zoned X, an area outside the 100- and 500-year floodplains. Federal flood insurance is available and is required.

Zoning	According to the Roseville Zoning Department, the subject is zoned R-3, Attached Housing - Residential Multifamily High-Density. The subject is legal and conforming use.

Property Description	The subject is improved with 14 two-story apartment buildings containing 56 units, which includes one non-revenue three-bedroom manager’s unit, and a one-story building housing the leasing/management office and meeting room. The net rentable area is approximately 49,420 square feet. According to the Placer County Assessor’s Office, the total gross building area is approximately 54,272 square feet. The unit mix is shown in the following chart:

Real Estate Taxes	$642.46 for 2011

Parcel Number	048-160-032

Property Type	Apartment Complex	Highest and Best Use	Apartment Complex

Date of Inspection	October 23, 2012	Date of Report	November 9, 2012

Sales History of Subject	According to the Placer County Assessor’s Office, the property is owned by Colonial Village Roseville. The property has not transferred ownership within the past five years. The property is not currently listed for sale or under contract to be sold.

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Colonial Village Roseville * 3881 Eureka Road * Roseville, California

EXECUTIVE SUMMARY (Cont.)

Cost Approach	$2,810,000

Income Approach	$2,655,000

Sales Comparison Approach	$3,890,000

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Colonial Village Roseville * 3881 Eureka Road * Roseville, California

CERTIFICATION

I certify that to the best of my knowledge and belief:

●	The statements of fact contained in this report are true and correct.

●	The reported analyses, opinions and conclusions are limited only by the reported assumptions and limiting conditions and are my personal, impartial and unbiased professional analyses, opinions and conclusions.

●	We have no (or the specified) present or prospective interest in the property that is the subject of this report and no (or the specified) personal interest with respect to the parties involved.

●	I performed a letter with a value indication in October 2012. I have performed no other services, as an appraiser or in any other capacity, regarding the property that is the subject of this report within the three-year period immediately preceding acceptance of this assignment.

●	We have no bias with respect to the property that is the subject of the report or to the parties involved with this assignment.

●	Our engagement in this assignment was not contingent upon developing or reporting predetermined results.

●	Our compensation for completing this assignment is not contingent upon the development or reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value opinion, the attainment of a stipulated result or the occurrence of a subsequent event directly related to the intended use of this appraisal.

●	Our analyses, opinions and conclusions were developed and this report has been prepared in conformity with the Uniform Standards of Professional Appraisal Practice.

●	Jon Richmond inspected the interior, measured, photographed and gathered general information about subject property.

●	Jon Richmond provided professional assistance by gathering subject, neighborhood and general market data.

●	Samuel Gill performed all analysis and provided all the reconciliations and conclusions of value contained within the appraisal.

/s/ Jon Richmond	/s/ Samuel Gill
Jon Richmond	Samuel Gill
Appraiser Trainee	State Certified General
Real Estate Appraiser
CA #AG039401
November 9, 2012

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Colonial Village Roseville * 3881 Eureka Road * Roseville, California

INTRODUCTION

IDENTIFICATION OF THE SUBJECT PROPERTY

The property appraised is the land and improvements known as Colonial Village Roseville. The site is located at 3881 Eureka Road, Roseville, Placer County, California.

LEGAL DESCRIPTION

See Addendum B.

PAST FIVE YEARS SALES HISTORY OF THE SUBJECT

According to the Placer County Assessor’s Office, the property is owned by Colonial Village Roseville. The property has not transferred ownership within the past five years. The property is not currently listed for sale or under contract to be sold..

PROPERTY RIGHTS APPRAISED

For this appraisal, I have valued the property rights inherent in the Fee Simple Estate which is defined in the definitions section of this report.

PURPOSE OF THE APPRAISAL

The purpose of the appraisal is to establish a value for decision making for mortgage financing. The date of the inspection and the effective date of the value are both October 23, 2012.

FUNCTION OF THE APPRAISAL

The function of this appraisal is to aid the client in the decision-making process involved in evaluating the value of the subject property.

CLIENT

WNC & Associates, Inc.

INTENDED USERS

The intended users of the appraisal are WNC & Associates, Inc. and/or the Local General Partner.

INTENDED USE OF REPORT

This appraisal report is intended for the sole purpose of assisting the client in the decision-making process involving financing.

EXTENT OF THE INVESTIGATION (SCOPE)

As part of this appraisal, the appraiser made a number of independent investigations and analyses. The investigations undertaken and the major data sources used are as follows: City of Roseville; the Placer County Recorder; the Placer County Assessor; United States Bureau of Labor Statistics; United States Census Bureau; Nielsen Claritas, Ribbon Demographics and ESRI Business Information Solutions.

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Colonial Village Roseville * 3881 Eureka Road * Roseville, California

AREA AND NEIGHBORHOOD ANALYSES

Primary data was gathered pertaining to the subject neighborhood and the area during the period of October 22, 2012 to October 26, 2012. This information was analyzed and summarized in this report. Area data was obtained from the City of Roseville; the Placer County Recorder; the Placer County Assessor; United States Bureau of Labor Statistics; United States Census Bureau; Nielsen Claritas; Ribbon Demographics; and ESRI Business Information Solutions. The neighborhood analysis was based on the observations made by the appraiser as well as the sales in the neighborhood.

SITE DESCRIPTION AND ANALYSIS

A physical inspection of the site was made on October 23, 2012, by Jon Richmond, Appraiser Trainee. The appraiser trainee inspected the interior and exterior of the property. Samuel Gill, State Certified General Real Estate Appraiser, also viewed the exterior of the property. The inspector walked the site, physically inspected the exterior and all common areas and inspected at least one unit of each varying type. More than one of each unit type may have been inspected based on the condition, number of vacancies at the time of inspection or other mitigating factors. While inspecting the interior of each unit type, the inspector physically measured and calculated the size of differing units and considered the sizes provided by the property contact, if applicable. Based on measurements taken, the inspector determined the sizes provided by the contact were accurate. Therefore, the reported unit sizes were used in this report. The site and the street scenes were photographed and are included in this report.

IMPROVEMENT AND DESCRIPTION ANALYSES

Detailed descriptions of the site are included in this report. Interior and exterior photographs of the buildings at the subject are included in this report. Exterior photos of the rent comparables are also included in this report.

STATEMENT OF COMPETENCY

We have the knowledge and experience to complete the assignment competently based upon having completed appraisals of properties of a similar type throughout the United States for the past several years.

MARKET DATA

Market data on land sales were obtained from the subject neighborhood in Roseville and the surrounding area. Market data on improved sales and leased properties were obtained from Roseville and the surrounding area. The improved sales were obtained from parties involved with the sales. Summaries of the sales and leases are included in this report.

Attention of the reader is also directed to the assumptions and limiting conditions contained within the report.

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Colonial Village Roseville * 3881 Eureka Road * Roseville, California

REASONABLE EXPOSURE TIME

In the definition of market value, one of the conditions of a “market value sale” is as follows: a reasonable time is allowed for exposure in the open market. Marketing time has a definite influence on the potential selling price of a property. To obtain a maximum selling price, a property must be exposed to a given market for a time long enough to enable most market participants to gain full knowledge of the sale and the attributes of the property.

To produce a reliable estimate of the expected normal marketing period for the subject property, the following factors were considered and findings analyzed:

1.	Historical evidence.

2.	Supply and demand relationships including vacancy and occupancy rates.

3.	Revenue and expense changes.

4.	Future market conditions.

HISTORICAL EVIDENCE

Generally, the sales in the Sales Comparison Approach were on the market for one to two years. Since current supply and demand relationships are similar to historical relationships, there is justification for some reliance on historical evidence.

SUPPLY AND DEMAND RELATIONSHIPS

A survey of apartment complexes in Roseville, California, and the surrounding area indicate that they are not owner-occupied. The Income Approach discusses similar apartment complexes in Roseville, Placer County, California, which were leased.

REVENUE AND EXPENSE CHANGES AND FUTURE MARKET CONDITIONS

A survey completed by PwC Real Estate Investor Survey indicated that the change rate of apartment complexes ranges from -2.00 to 10.00 percent, with an average of 2.73 percent for the Third Quarter of 2012. During the same period a year ago, the market rent change rate ranged from -2.00 to 8.00 percent, with an average of 2.00 percent.

The changes in expenses range from 1.00 to 3.50 percent, with an average of 2.69 percent (Third Quarter of 2012). The survey for a year ago indicated a range of expenses from 0.00 to 4.00 percent, with an average of 2.68 percent.

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Colonial Village Roseville * 3881 Eureka Road * Roseville, California

SUMMARY

For the purpose of this report the reasonable exposure time is estimated at one to two years based on the previous discussion and the length of time the comparables were on the market. The 2012 Third Quarter National Apartment Market Survey conducted by PwC Real Estate Investor Survey indicated a range of zero to 18 months for marketing time. In accordance with the Uniform Standards of Professional Appraisal Practice, special financial arrangements and related special situations were not used in estimating the value of the property. In accordance with the Uniform Standards of Professional Appraisal Practice; the appraisal was completed using the current or anticipated use of the property as an apartment complex without regard to the highest and best use.

ESTIMATED MARKETING TIME

Marketing time is similar to exposure time in that it refers to a time during which a property is marketed prior to its sale. Marketing time differs from exposure time in that it is estimated to occur after the date of value as opposed to before that date of value. This time would be measured from the date of value and would be a measure of time necessary to secure a willing buyer for the property, at a market price. Since this refers to prospective events, it is typically necessary to analyze neighborhood trends. In theory, in a market which is near equilibrium, the estimated marketing time should be equal to past trends or the reasonable exposure time. In a market, which is experiencing down turning conditions, the estimated marketing time should be greater than the reasonable exposure time. In the case of the subject property, the market for this type of facility should be similar to previous market conditions. Therefore, the estimated marketing time is estimated at one to two years.

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Colonial Village Roseville * 3881 Eureka Road * Roseville, California

DEFINITION OF TERMS

Market Value

For the purpose of this report, market value is defined as follows:

The most probable price which a specified interest in real property is likely to bring under all of the following conditions:

1.	Consummation of a sale occurs as of a specified date.

2.	An open and competitive market exists for the property interest appraised.

3.	The buyer and seller are each acting prudently and knowledgeably.

4.	The price is not affected by undue stimulus.

5.	The buyer and seller are typically motivated.

6.	Both parties are acting in what they consider their best interest.

7.	Marketing efforts were adequate and a reasonable exposure time was allowed for exposure in the open market.

8.	Payment was made in cash in U.S. dollars or in terms of financial arrangements comparable thereto.

9.	The price represents the normal consideration for the property sold, unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.[1]

Investment Value

The specific value of an investment to a particular investor or class of investors based on individual requirements; as distinguished from market value, which is impersonal and detached.2 Investment value of the leased fee estate is determined utilizing the subject’s contract rents, historical and projected subject expenses and an overall capitalization rate based on the subject’s mortgage terms.

Fee Simple Estate

Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat.

Leased Fee Estate

An ownership interest held by a landlord with the rights of use and occupancy conveyed by lease to others. The rights of the lessor (the leased fee owner) and the leased fee are specified by contract terms contained within the lease.

1 The Appraisal of Real Estate, 13th ed.

2 Appraisal Institute, Dictionary of Real Estate Appraisal, Fifth Edition

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Colonial Village Roseville * 3881 Eureka Road * Roseville, California

Leasehold Estate

The interest held by the lessee (the tenant or renter) through a lease conveying the rights of use and occupancy for a stated term under certain conditions.

Replacement Cost

The estimated cost to construct, at current prices as of the effective appraisal date, a building with utility equivalent to the building being appraised, using modern materials and current standards, design, and layout.

Reproduction Cost

The estimated cost to construct, at current prices as of the effective date of the appraisal, an exact duplicate or replica of the building being appraised, using the same materials, construction standards, design, layout and quality of workmanship and embodying all the deficiencies, superadequacies and obsolescence of the subject building.

Contract Rent

The actual rental income specified in a lease.

Market Rent

The rental income that a property would most probably command in the open market; indicated by the current rents paid and asked for comparable space as of the date of the appraisal.

Excess Rent

The amount by which contract rent exceeds market rent at the time of the appraisal; created by a lease favorable to the landlord (lessor) and may reflect a locational advantage, unusual management, unknowledgeable parties or a lease execution in an earlier, stronger rental market.

Percentage Rent

Rental income received in accordance with the terms of a percentage lease; typically derived from retail store tenants on the basis of a certain percentage of their retail sales.

Overage Rent

The percentage rent paid over and above the guaranteed minimum rent or base rent; calculated as a percentage of sales in excess of a specified break-even sales volume.

Special Purpose Property

A limited market property with a unique physical design, special construction materials, or layout that restricts its utility to the use for which it was built; also called special-design property.

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Colonial Village Roseville * 3881 Eureka Road * Roseville, California

SPECIAL LIMITING CONDITIONS AND ASSUMPTIONS

1. Limit of Liability

The liability of Gill Group, employees and subcontractors is limited to the client. There is no accountability, obligation or liability to any third party. If this report is placed in the hands of anyone other than the client, the client shall make such party aware of all limiting conditions and assumptions of the assignment and related discussions. The appraiser assumes no responsibility for any costs incurred to discover or correct any deficiencies present in the property. Possession of this or any copy thereof does not carry with it the right of publication nor may it be used for other than its intended use; the physical report(s) remain the property of the appraiser for the use of the client, the fee being for the analytical services only. This appraisal report is prepared for the sole and exclusive use of the client to assist with the mortgage lending decision. It is not to be relied upon by any third parties for any purpose whatsoever.

2. Copies, Publications, Distribution, Use of Report

The client may distribute copies of the appraisal report in its entirety to such third parties as he may select; however, selected portions of this appraisal report shall not be given to third parties without the prior written consent of the signatories of this appraisal report. Neither all nor any part of this appraisal report shall be disseminated to the general public for the use of advertising media, public relations, news, sales or other media for public communication without prior written consent of the appraiser.

3. Confidentiality

This appraisal is to be used only in its entirety. All conclusions and opinions of the analyses set forth in the report were prepared by the Appraiser(s) whose signature(s) appear on the appraisal report unless indicated as “Review Appraiser”. No change of any item in the report shall be made by anyone other than the Appraiser and/or officer of the firm. The Appraiser and the firm shall have no responsibility if any such unauthorized change is made.

The Appraiser may not divulge the material (evaluation) contents of the report, analytical findings or conclusions or give a copy of the report to anyone other than the client or his designee as specified in writing except by a court of law or body with the power of subpoena.

4. Copyright Law and Trade Secrets

This document is protected from unauthorized use or reproduction by the federal copyright laws of the United States of America. Any unauthorized reproduction, either in part or in whole, will warrant prosecution to the fullest extent of the law.

This appraisal was obtained from Gill Group, related companies and/or individuals or related independent contractors and consists of “trade secrets and commercial or financial information” which is privileged and confidential and exempted from disclosure under 5 U.S.C. 1232 (b) (4). Notify the appraiser(s) signing the report of any request to reproduce this appraisal in whole or part.

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Colonial Village Roseville * 3881 Eureka Road * Roseville, California

5. Information Used

No responsibility is assumed for accuracy of information furnished by or from others, the client, his designee or public records. I am not liable for such information or the work of possible subcontractors. Be advised that some of the people associated with the consultant and possibly signing the report are independent contractors. The comparable data relied upon in this report have been confirmed with one or more parties familiar with the transaction or from affidavit or other source thought reasonable; all are considered appropriate for inclusion to the best of my factual judgment and knowledge. An impractical and uneconomic expenditure of time would be required in attempting to furnish unimpeachable verification in all instances, particularly as to engineering and market-related information. It is suggested that the client consider independent verification within these categories as a prerequisite to any transaction involving sale, lease or other significant commitment of subject property and that such verification be performed by the appropriate specialists.

6. Testimony, Consultation, Completion of Contract for Appraisal Services

The contract for appraisal, consultation or analytical service is fulfilled and the total fee payable upon completion of the report. The appraiser(s) or those assisting in preparation of the report will not be asked or required to give testimony in court or hearing because of having made the appraisal, in full or in part, nor engage in post-appraisal consultation with client or third parties except under separate and special arrangement and at additional fee. If testimony or deposition is required because of any subpoena issued on the behalf of the client, then the client shall be responsible for any additional time fees and changes.

7. Exhibits

The sketches and maps in this report are included to assist the reader in visualizing the property and are not necessarily to scale. Various photos, if any, are included for the same purpose as of the date of the photos. Site plans are not surveys unless shown as being prepared by a professional surveyor.

8. Legal, Engineering, Financial, Structural or Mechanical Nature Hidden Components, Soil

No responsibility is assumed for matters legal in character or nature or matters of survey or of any architectural, structural, mechanical or engineering nature. The title to the property is good and marketable. No responsibility is assumed for the legal description provided or for matters pertaining to legal or title considerations. The use of the land and improvements is confined within the boundaries or property lines of the property described.

The property is appraised as if free and clear unless otherwise stated in particular parts of the report. The legal description is assumed to be correct as used in this report as furnished by the client, his designee or as derived by the appraiser.

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Colonial Village Roseville * 3881 Eureka Road * Roseville, California

Please note that no advice is given regarding mechanical equipment or structural integrity or adequacy nor soils and potential for settlement, drainage, etc., (seek assistance from qualified architect and/or engineer) nor matters concerning liens, title status and legal marketability (seek legal assistance). The lender and owner should inspect the property before any disbursement of funds; further, it is likely that the lender or owner may wish to require mechanical or structural inspections by qualified and licensed contractor, civil or structural engineer, architect or other expert.

The appraiser has inspected, as far as possible by observation, the land and the improvements; however, it was not possible to personally observe conditions beneath the soil or hidden structural or other components. I have not critically inspected mechanical components within the improvements, and no representations are made therein as to these matters unless specifically stated conditions that would cause a loss of value. The land or the soil of the area being appraised appears firm; however, subsidence in the area is unknown. The appraiser(s) do not warrant against this condition or occurrence of problems arising from soil conditions.

The appraisal is based on there being no hidden unapparent or apparent conditions of the property site subsoil or structures or toxic materials which would render it more or less valuable. No responsibility is assumed for any such conditions or for any expertise or engineering to discover them.

All mechanical components are assumed to be in operable condition and status standard for properties of the subject type. Conditions of heating, cooling ventilation, electrical and plumbing equipment are considered to be commensurate with the condition of the balance of the improvements unless otherwise stated. No judgment is made as to adequacy of insulation, type of insulation or energy efficiency of the improvements or equipment.

If the Appraiser has not been supplied with a termite inspection, survey or occupancy permit, no responsibility or representation is assumed or made for any costs associated with obtaining same or for any deficiencies discovered before or after they are obtained. No representation or warranties are made concerning obtaining the above-mentioned items.

The Appraiser assumes no responsibility for any costs or consequences arising due to the need or the lack of need for flood hazard insurance. An Agent for the Federal Flood Insurance Program should be contacted to determine the actual need for Flood Hazard Insurance.

9. Legality of Use

The appraisal is based on the premise that there is full compliance with all applicable federal, state and local environmental regulations and laws unless otherwise stated in the report and that all applicable zoning, building and use regulations and restrictions of all types have been complied with unless

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Colonial Village Roseville * 3881 Eureka Road * Roseville, California

otherwise stated in the report; further, it is assumed that all required licenses, consents, permits or other legislative or administrative authority, local, state, federal and/or private entity or organization have been or can be obtained or renewed for any use considered in the value estimate.

10. Component Values

The distribution of the total valuation in this report between land and improvements applies only under the existing program of utilization. The separate valuations for land and building must not be used in conjunction with any other appraisal and are invalid if so used.

11. Auxiliary and Related Studies

No environmental or impact studies, special market study or analysis, highest and best use analysis study or feasibility study has been requested or made unless otherwise specified in an agreement for services or in the report. The appraiser reserves the unlimited right to alter, amend, revise or rescind any of the statements, findings, opinions, values, estimations or conclusions upon any subsequent such study or analysis or previous study or factual information as to market or subject or analysis subsequently becoming known to him.

12. Dollar Values, Purchasing Power

The market value estimated and the costs used are as of the date of the estimate of value. All dollar amounts are based on the purchasing power and price of the value estimate.

13. Inclusions

Furnishings and equipment or personal property or business operations except as specifically indicated and typically considered as part of real estate have been disregarded with only the real estate being considered in the value estimate unless otherwise stated. In some property types business and real estate interests and values are combined.

14. Proposed Improvements, Conditioned Value

Improvements proposed, if any, on or off-site as well as any repairs required are considered, for purposes of this appraisal, to be completed in good and workmanlike manner according to information submitted and/or considered by the appraisers. In cases of proposed construction the appraisal is subject to change upon inspection of property after construction is completed. This estimate of market value is as of the date shown, as proposed, as if completed and operating at levels shown and projected.

15. Value Change, Dynamic Market, Influences

The estimated market value is subject to change with market changes over time; value is highly related to exposure, time, promotional effort, terms, motivation and conditions surrounding the offering. The value estimate considers the productivity and relative attractiveness of the property physically and economically in the marketplace.

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Colonial Village Roseville * 3881 Eureka Road * Roseville, California

In cases of appraisals involving the capitalization of income benefits, the estimate of market value or investment value or value in use is a reflection of such benefits and appraiser’s interpretation of income, yields and other factors derived from general and specific client and market information. Such estimates are as of the date of the estimate of value; they are thus subject to change as the market and value are naturally dynamic.

The “Estimate of Market Value” in the appraisal report is not based in whole or in part upon the race, color or national origin of the present owners or occupants of the properties in the vicinity of the property appraised.

The Appraiser reserves the right to alter the opinion of value on the basis of any information withheld or not discovered in the original normal course of a diligent investigation.

16. Management of the Property

It is assumed that the property which is the subject of this report will be under prudent and competent ownership and management neither inefficient nor super-efficient.

17. Fee

The fee for this appraisal or study is for the service rendered and not for the time spent on the physical report.

18. Authentic Copies

The authentic copies of this report are signed originals and have an embossed seal. Any copy that does not have the above is unauthorized and may have been altered.

19. Insulation and Toxic Materials

Unless otherwise stated in this report, the appraiser(s) signing this report have no knowledge concerning the presence or absence of toxic materials, asbestos and/or urea-formaldehyde foam insulation in existing improvements; if such is present, the value of the property may be adversely affected and reappraisal an additional cost necessary to estimate the effects of such.

20. Hypothetical Conditions

There are no hypothetical conditions utilized in the forming of the opinions and conclusions of the primary appraiser generated information.

21. Extraordinary Assumptions

There are no extraordinary assumptions utilized in the forming of the opinions and conclusions of the primary appraiser generated information.

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Colonial Village Roseville * 3881 Eureka Road * Roseville, California

22. Americans with Disabilities Act (ADA)

The Americans with Disabilities Act (ADA) became effective January 26, 1992, as to the removal of barriers in existing public accommodations. The ADA applies to alterations of existing public accommodations or commercial facilities or places of public accommodation designed for first occupancy after January 26, 1993. A compliance survey of the subject property has not been conducted to determine if it conforms to the various requirements of the ADA. A compliance survey of the property, in conjunction with a detailed study of the ADA requirements, could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this could have a negative effect on the value of the property. Since I am not qualified to determine if the subject property complies with the various ADA regulations, I did not consider possible noncompliance with the requirements of the ADA in estimating the value of the property.

23. Review

Unless otherwise noted herein, the review appraiser has reviewed the report only as to general appropriateness of technique and format and has not necessarily inspected the subject or market comparable properties.

The appraiser(s) and/or associates of Gill Group reserve the right to alter statements, analyses, conclusions or any value estimate in the appraisal if there becomes known to them facts pertinent to the appraisal process which were unknown to Gill Group when the report was finished.

Acceptance Of and/or Use of This Appraisal Report

Constitutes Acceptance of the Above Conditions

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Colonial Village Roseville * 3881 Eureka Road * Roseville, California

DESCRIPTIVE SECTION

Colonial Village Roseville * 3881 Eureka Road * Roseville, California

REGIONAL AND AREA DATA

The following data on the City of Roseville and Placer County are included to give the reader an insight into the social, economic, governmental and environmental factors which provide the setting and ultimate stability for the subject neighborhood and the property which is the subject of this appraisal. The various social, economic, governmental and environmental factors within any locality are the underlying forces which create, modify or destroy real property values.

Location

The City of Roseville is located in Placer County in the central portion of the State of California. Placer County is bordered by the following: Nevada and Yuba Counties to the north; Sacramento and El Dorado Counties to the south; Washoe, Ormsby, Douglas and Nevada Counties to the east; and Sutter County to the west. Roseville is located two miles north of Citrus Heights; two miles southwest of Rocklin; 41 miles east of Knight’s Landing; and two miles west of Granite Bay.

Utilities

The Roseville Water Department - City of Roseville provides water and sewer services to the residents. Electricity is provided by Roseville Electric, and gas is provided by Pacific Gas and Electric Company. AT&T provides telecommunication services.

Population

The population for the City of Roseville in 2010, according to the U.S. Census Bureau, was 118,788. There were 132,627 total households, with 15,546 renter-occupied households. The rental vacancy rate was 6.8 percent. The population for Placer County in 2010 was 348,432, with 132,627 total households. The number of renter-occupied households was 38,404 and the rental vacancy rate was 7.4 percent. The population for the State of California in 2010 was 37,253,956, with 12,577,498 total households. The number of renter-occupied households was 5,542,127. The rental vacancy rate for the State of California was 6.3 percent.

Transportation

Major highways in the area include Interstate 80 and State Route 65. Airports serving the area include Sacramento International Airport, Rio Linda Airport, Auburn Municipal Airport, Holtsmans Airport, Lincoln Regional/Karl Harder Field and Fiddyment Field Airport.

Employment Factors

The average total civilian labor force in 2000 for the City of Roseville, according to the United States Bureau of Labor Statistics, was 41,535, with 40,033 employed and 1,502 unemployed. The unemployment rate was 3.6 percent. The 2010 labor force statistics showed a civilian labor force of 55,590, with 49,187 employed. The number unemployed was 6,403. The unemployment rate was 11.5

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Colonial Village Roseville * 3881 Eureka Road * Roseville, California

percent. Preliminary estimates for September 2012 for the city showed a civilian labor force of 55,265, with 50,394 employed. There were 4,871 unemployed and the unemployment rate was 8.8 percent.

The average total civilian labor force in 2000 for Placer County, according to the United States Bureau of Labor Statistics, was 132,112, with 127,361 employed and 4,751 unemployed. The unemployment rate was 3.6 percent. The 2010 labor force statistics showed a civilian labor force of 176,733, with 156,485 employed. The number unemployed was 20,248. The unemployment rate was 11.5 percent. Preliminary estimates for September 2012 for the county showed a civilian labor force of 175,727, with 160,324 employed. There were 15,403 unemployed and the unemployment rate was 8.8 percent.

The average civilian labor force for 2000 for the State of California was 16,857,578, with 16,024,341 employed. The number unemployed, according to the U.S. Bureau of Labor Statistics, was 833,237, for a 4.9 percent unemployment rate. The average for 2010 showed 18,316,411 for the total civilian labor force for the state and 16,051,513 employed. The number unemployed was 2,264,898, and the unemployment rate was 12.4 percent. Preliminary estimates for September 2012 for the state showed 18,374,364 for the total civilian labor force for the state and 16,599,749 employed. The number unemployed was 1,774,615, and the unemployment rate was 9.7 percent.

Major employers and number of employees in the area are listed below:

Summary and Conclusions

The City of Roseville is located in Placer County in the central portion of California. The economic outlook for future growth and development appears to be stabilizing.

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Colonial Village Roseville * 3881 Eureka Road * Roseville, California

City of Roseville
SUNSET BLVD
SUNSET
LONGTREE BLVD
BLUE
PARK DR
Clover Valley Park
WASHINGTON BLVD
FAIRWAY DR
FOOTHILLS BLVD
WOODCREEK OAKS BLVD
INDUSTRIAL AVE
ROSEVILLE PKWY
PLEASANT GROVE BLVD
WHITNEY BLVD
S WHITNEY BLVD
3RD ST
SPRINGVIEW DR
HARDING BLVD
GALLERIA BLVD
307
106
105B
105A
103
103B
103A
102
100
E ROSEVILLE PKWY
Diamond Oaks Park
JUNCTION BLVD
Glass Doctor of Sacramento & Placer County
Woodbridge Park
ATLANTIC ST
MAIN ST
Roseville
BRADY LN
Lincoln Estates Park
CHURCH ST
VERNON ST
TAYLOR ST
VINEYARD RD
Saugstad Park
KING RD
RIVERSIDE AVE
Sierra Gardens Park
ROCKY RIDGE DR
6TH ST
ATKINSON ST
Eastwood Park
Maidu Park
PFE RD
CIRBY WAY
S CIRBY WAY
Pruett
Crestmont Park
ROSEVILLE RD
Madera Park
Antelope
ANTELOPE RD
Citrus Heights

DeLorme

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Colonial Village Roseville * 3881 Eureka Road * Roseville, California

NEIGHBORHOOD DATA

Location

The subject property is located in the southeastern portion of the City of Roseville, California. The neighborhood has average attractiveness and appeal. The neighborhood is bound by Douglas Boulevard to the north; by Sierra College Boulevard to the east; by Eureka Road to the south; and by East Roseville Parkway to the west.

Access

The neighborhood is accessed by Douglas Boulevard, Sierra College Boulevard, Eureka Road and East Roseville Parkway. There are additional roads running north to south and west to east that provide access to the neighborhood as well. Street widths and patterns appear to be adequate for the surrounding uses.

Proximity to Services

There are several services located within the neighborhood. Restaurants in the neighborhood include Jamba Juice, Fins Market and Grill, Pasta Pomodoro, Round Table Pizza, El Sombrero Taqueria, Carl’s Jr, The Habit Burger Grill, Subway, Z Pizza, Chipotle Mexican Grill, Gen Sushi, Togo’s Baskin Robbins, Five Guys, Taco Bell, Sumo Sushi, Jessie’s Country Cafe, McDonald’s, Dinnery My Way, Cheesesteak Grille, C’Est Bon Bistro, Inc., Pho Bac Hoa Vietnamese Restaurant, Bubb Kababa, Pap Murphy’s, In-Joy Cafe, A Chef’s Affair and Cafe Elletti. Houses of worship in the neighborhood include Bayside of Lincoln Church, Valley Springs Presbyterian Church and Metro Calvary Outreach. Schools in the area include Excelsior Elementary School, West Granite Bay KinderCare, Childtime, Granite Bay Schoolhouse, Olympus Junior High School, Brandman University, University of Phoenix Learning Center and Granite Bay High School. Other services in the neighborhood include Safeway, Jordan’s Closet, T-Mobile, Granite Bay Floral, Staples, Home Goods, Walgreens, Sierra Oaks Plaza Center and Renaissance Creek Shopping Center. The closest hospital, Kaiser Permanente Roseville Medical Center, is located approximately one mile from the subject.

Adverse Influences

There are no major adverse influences or hazards observed or known by the appraiser in the immediate surrounding area.

Utilities

Utilities generally available in the neighborhood include water, electricity, sewer and telephone.

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Colonial Village Roseville * 3881 Eureka Road * Roseville, California

Land Use Pattern

The neighborhood is a mixture of vacant land, single-family residences and commercial properties and is approximately 50 percent built up. The neighborhood is primarily vacant land, which makes up approximately 50 percent of the land use. Single-family residences make up approximately 25 percent of the land use, and commercial properties make up approximately 25 percent of the remaining land use. The area is mostly suburban.

Neighborhood Characteristics

Most of the properties in the neighborhood maintain an acceptable level of property maintenance and condition. The ages of buildings in the area generally range from 0 to 100 years. The subject neighborhood is in average condition with average appeal. There are no rent controls affecting the marketability of the subject.

Neighboring Property Use

Vacant land (protected wetlands) are located to the north of the subject. Single-family residences are located to the south of the subject. Vacant land is located to the east of the subject, and Excelsior Elementary School is located to the west.

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Colonial Village Roseville * 3881 Eureka Road * Roseville, California

Analysis/Comments

In conclusion, the subject property is located in the southeastern portion of the City of Roseville, California. The subject is considered to be compatible with the adjacent properties.

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Colonial Village Roseville * 3881 Eureka Road * Roseville, California

Subject Neighborhood

TUSCANY CT
SEYMOUR PL
Superior Self Storage Inc
Cheesesteak Grille
E ROSEVILLE PKWY
DOUGLAS BLVD
Sierra Shell Service
Chipotle
DOUGLAS BLVD
Sierra Douglas Inc
Burger King
Quiznos
Taco Bell
Carl's Jr Restaurants
VILLAGE DR
McDonald's Restaurants
SIERRA COLLEGE BLVD
Round Table Pizza / Roseville
Cirby Creek
Cirby Creek
Subject
Colonial Village Roseville
3881 Eureka Road
Roseville, California 95661
E ROSEVILLE PKWY
EUREKA RD
EUREKA RD
WADE DR
ASHLAND DR
NELSON DR
ARTHUR CT
WRINGER DR
LAVER CT
KRAMER CT
COURTSIDE DR
MILLER CT
NEWCOMBE CT
EXETER CT
COURTSIDE DR

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Colonial Village Roseville * 3881 Eureka Road * Roseville, California

DEFINING THE MARKET AREA

The market area for the subject is defined as Census Tracts: 0206.01, 0206.02, 0206.04, 0206.05, 0206.06, 0207.11, 0207.13, 0207.17, 0208.05, 0208.06, 0211.08 and 0224.00. The market area has the following boundaries: Interstate 80 to the north and west; Sacramento County to the south; and Eldorado County to the east.

Surveying existing apartment complexes helps to show what the competition is offering. Vacancy rates are an indicator of current market strength. In a field survey, an attempt is made to survey 100 percent of all units in the market area. This is not always possible. There are several apartments in the market area. Information was gathered through interviews with owners and managers and through field inspection. These sources appear to be reliable, but it is impossible to authenticate all data. The appraiser does not guarantee this data and assumes no liability for any errors in fact, analysis or judgment.

The field/phone survey was conducted in October 2012. In addition to the subject, 18 comparable affordable housing properties were surveyed. Of the 1,048 units surveyed, six were vacant. Of the apartments surveyed, an overall vacancy rate of one percent was estimated for affordable housing apartments. The subject is currently 96 percent occupied with one vacant two-bedroom unit and one vacant three-bedroom unit. Historically, the subject’s occupancy rate was approximately 95 percent, and is currently 83.95 percent for the past six months. After considering the vacancy rates of existing properties as well as the historical vacancy at the subject, the subject historical vacancy was given the most consideration. As a result, a five percent vacancy factor was determined for the subject.

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Colonial Village Roseville * 3881 Eureka Road * Roseville, California

SUBJECT DESCRIPTION

The area of the site and the site dimensions are based on the building plans provided by the Placer County Assessor’s Office.

Total Land Area	4.30 acres, or 187,308+/- square feet

Shape/Dimensions	Irregular-shaped

Access & Exposure	The subject property is located on Eureka Road. The site is at or near pavement grade with Eureka Road. The site has ingress and egress on Eureka Road.

Topography/Drainage	The site is gently rolling. A water detention area is not located on the site. No adverse soil conditions are known in the area which would prevent development.

Flood Plain	According to FloodSource FloodScape, Flood Map Number 06061C0479G, dated November 21, 2001, the subject is zoned X, an area outside the 100- and 500-year floodplains.

Environmental Issues	The appraisers are not qualified to determine whether or not hazards exist. A copy of a Phase I Environmental Site Assessment was not provided to the appraisers with this assignment. No environmental hazards were observed on the site on the date of the inspection.

Encroachments	No encroachments were observed. A survey was not provided with this assignment. The appraisers are not qualified to determine whether or not the adjacent properties encroach on the subject site.

Easements	Typical utility easements that are not adverse to the site’s development run on the property. A title insurance report was not provided to the appraisers with this assignment. No significant easements are known.

Site Ratios	There is limited room for expansion of the existing facility as the current buildings occupied the majority of the site. The size of the buildings when compared to the total lot size does not preclude expansion of the facility and, therefore, does not negatively affect the estimated market value of the subject. The site coverage ratio indicates the available land around the buildings has been utilized at the subject to preclude a “cramped” feel to the property.

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Colonial Village Roseville * 3881 Eureka Road * Roseville, California

Utilities	Water, sewer and electricity are provided by city utilities along the site boundaries. These services appear to be adequate for commercial use.

Zoning	According to the Roseville Zoning Department, the subject is zoned R-3, Attached Housing - Residential Multifamily High-Density. The subject is legal and conforming use. Permitted uses include the following: multiple-family housing, such as apartments, condominiums, townhomes, and similar and related compatible users. It appears there is no conflict between the subject property and the zoning ordinances provided by the City of Roseville. Since there are no obvious conflicts between the subject property and the zoning of the property, there is no negative impact on the market value by the zoning classification

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Colonial Village Roseville * 3881 Eureka Road * Roseville, California

Colonial Village Roseville

WOOD THRUSH WAY
Cheesesteak Grille
Sierra Shell Service
Chipotle
DOUGLAS BLVD
Sierra Douglas Inc
La Bou Bakery & Cafe
Placer County of / Sheriff-Coroner-Marshall / Granite Bay Service Center
Burger King
Quiznos
Taco Bell
Carl's Jr Restaurants
McDonald's Restaurants
SIERRA COLLEGE BLVD
Round Table Pizza / Roseville
Subject
Colonial Village Roseville
3881 Eureka Road
Roseville, California 95661
EUREKA RD
WADE DR
ASHLAND DR
NELSON DR
ARTHUR CT
GLENDON CT
WRINGER DR
MUIRFIELD DR
KRAMER CT
COURTSIDE DR
COURTSIDE DR
MILLER CT
BARRET DR

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Colonial Village Roseville * 3881 Eureka Road * Roseville, California

IMPROVEMENT DESCRIPTION

Number of Buildings	The subject contains 14 two-story apartment buildings containing 56 units, which includes one non-revenue three-bedroom manager’s unit, and a one-story building housing the leasing/management office and meeting room.

Net Rentable Building Area	49,420 square feet

Gross Building Area	54,272 square feet

Year Built/Year Renovated	1995

Building Construction	Siding exterior, concrete slab floors, average quality construction, average condition

Economic Life	50 Years

Effective Age	10 Years

The subject property is improved with 14 two-story apartment buildings containing 56 units, which includes one non-revenue three-bedroom manager’s unit, and a one-story building housing the leasing/management office and meeting room. The subject property was constructed in 1995. The net rentable area for the property is approximately 49,420 square feet. The gross building area for the property is approximately 54,272 square feet. The following table shows the unit mix for the subject property.

The subject is classified as Average Class D Multiple Residences, according to Marshall & Swift Valuation Service. The property has an effective age of 10 years and a total economic life expectancy of 50 years.

The units contain one or more bedrooms, bath, living area, kitchen and dining area. The units contain refrigerator, range/oven, garbage disposal, dishwasher, carpet, tile and blinds. Project amenities include a meeting room, picnic area, patio area, extra storage, laundry facilities, on-site management, on-site maintenance and perimeter fencing. The subject also contains asphalt paving and parking areas containing 57 open parking spaces and 56 covered parking spaces.

Heating is gas circulated hot water, and cooling is central electric. Cooking and hot water are gas. Landlord provided utilities include water, sewer and trash. At the time of inspection the property was 96 percent occupied, with one vacant two-bedroom unit and one vacant three-bedroom unit. The contact for the property is Lynda Timbers. The telephone number for the subject is 916-782-3443.

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Colonial Village Roseville * 3881 Eureka Road * Roseville, California

The subject is 100 percent Tax Credit. The unit types, rents, utility allowances and square footage for the units are shown in the table below:

CONSTRUCTION SUMMARY

Foundation	Concrete Slab on Grade
Construction	Wood Frame
Exterior Walls	Siding
Floors	Carpet/Tile
Roof	Tile

UTILITIES

Heat	Gas
Cooling	Electric
Cooking	Gas
Hot Water	Gas

APPEAL

Landscaping	Grass, Trees, Shrubs and Flowers

Age, Life and Condition

The improvements are of average quality construction and in average condition. The buildings are in average condition overall. The buildings are classified as Average Class D Multiple Residences, according to the Marshall & Swift Cost Manual. Based on the life expectancy tables found in the Marshall & Swift Cost Manual, the economic life of the building is approximately 50 years. The subject property shows little to no deferred maintenance. Therefore, the effective age is 10 years.

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Colonial Village Roseville * 3881 Eureka Road * Roseville, California

View of Sign

View of Exterior

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Colonial Village Roseville * 3881 Eureka Road * Roseville, California

View of Exterior

View of Exterior

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Colonial Village Roseville * 3881 Eureka Road * Roseville, California

View of Exterior

View of Exterior

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Colonial Village Roseville * 3881 Eureka Road * Roseville, California

View of Exterior

View of Exterior

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Colonial Village Roseville * 3881 Eureka Road * Roseville, California

View of Living Area – Two-Bedroom Unit

View of Kitchen – Two-Bedroom Unit

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Colonial Village Roseville * 3881 Eureka Road * Roseville, California

View of Bedroom – Two-Bedroom Unit

View of Bedroom – Two-Bedroom Unit

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Colonial Village Roseville * 3881 Eureka Road * Roseville, California

View of Bath – Two-Bedroom Unit

View of Living Area – Three-Bedroom Unit

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Colonial Village Roseville * 3881 Eureka Road * Roseville, California

View of Kitchen – Three-Bedroom Unit

View of Bedroom – Three-Bedroom Unit

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Colonial Village Roseville * 3881 Eureka Road * Roseville, California

View of Bedroom – Three-Bedroom Unit

View of Bedroom – Three-Bedroom Unit

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Colonial Village Roseville * 3881 Eureka Road * Roseville, California

View of Bath – Three-Bedroom Unit

View of Bath – Three-Bedroom Unit

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Colonial Village Roseville * 3881 Eureka Road * Roseville, California

View of Common Area Stairs

View of Office – Front

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Colonial Village Roseville * 3881 Eureka Road * Roseville, California

View of Office – Rear

View of Office

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Colonial Village Roseville * 3881 Eureka Road * Roseville, California

View of Laundry Facility

View of Extra Storage

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Colonial Village Roseville * 3881 Eureka Road * Roseville, California

View of Maintenance Room

View of Mail Center

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Colonial Village Roseville * 3881 Eureka Road * Roseville, California

View of Meeting Room

View of Meeting Room Bath

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Colonial Village Roseville * 3881 Eureka Road * Roseville, California

View of Entrance

View of Parking Area

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Colonial Village Roseville * 3881 Eureka Road * Roseville, California

View of Covered Parking Area

View of Picnic Area

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Colonial Village Roseville * 3881 Eureka Road * Roseville, California

View of Patio Area

View of Patio Area Walkway

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Colonial Village Roseville * 3881 Eureka Road * Roseville, California

View to the North

View to the South

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Colonial Village Roseville * 3881 Eureka Road * Roseville, California

View to the East

View to the West

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Colonial Village Roseville * 3881 Eureka Road * Roseville, California

Street View - North

Street View - South

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Colonial Village Roseville * 3881 Eureka Road * Roseville, California

ASSESSMENTS AND CURRENT REAL ESTATE TAXES

According to the Placer County Treasurer’s Office, the 2011 real estate taxes for the subject are $642.46. The total assessed value of the subject is $4,388,663. The parcel number for the subject is 048-160-032.

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Colonial Village Roseville * 3881 Eureka Road * Roseville, California

HIGHEST AND BEST USE ANALYSIS

Highest and Best Use is defined in The Dictionary of Real Estate Appraisal, sponsored by the Appraisal Institute (Fifth Edition 2010), as the following:

The reasonably probable and legal use of vacant land or an improved property, which is physically possible, appropriately supported, financially feasible and that results in the highest value.

Implied in this definition is that the determination of highest and best use takes into account the contribution of specific use to the community and community development goals as well as the benefits of that use to individual property owners. Hence, in certain situations, the highest and best use of land may be for parks, greenbelt, preservation, conservation, wildlife habitat, etc.

In determining the highest and best use of the subject property, careful consideration was given to the economic, legal, and social factors which motivate investors to develop, own, buy, sell and lease real estate.

There are four criteria that are used in evaluating the highest and best use of a property. The highest and best must be as follows:

1. Physically Possible

2. Legally Permissible

3. Financially Feasible

4. Maximally Productive

The four criteria are applied in sequential order. The selection of uses is narrowed through the consideration of each criterion, so that by the time the last criterion is applied, only a single use is indicated. Hence, a property often will have numerous uses which are physically possible, a lesser number which are both physically possible and legally permissible; fewer still which are physically possible, legally permissible and financially feasible; and only a single use which meets all four criteria.

In addition to the preceding four criteria, the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation further indicate that the following items must be considered as they relate to the use and value of the property:

1. Existing land use regulations

2. Reasonably probable modifications of such regulations

3. Economic demand

4. The physical adaptability of the property

5. Neighborhood trends

The previous sections of this report were used to render a judgment as to the highest and best use of the site as though vacant and as though improved.

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Colonial Village Roseville * 3881 Eureka Road * Roseville, California

Highest and Best Use as though Vacant

Highest and best use of land or a site as though vacant assumes that a parcel of land is vacant or can be made vacant by demolishing any improvements. With this assumption, uses that create value can be identified, and the appraiser can begin to select comparable properties and estimate land value. The questions to be answered in this analysis are as follows:

If the land is, or were, vacant, what use should be made of it?

What type of building or improvement, if any, should be constructed on the land and when?2

Physically Possible Use as Vacant

The first constraint imposed on the possible use of the property is dictated by the physical aspects of the site itself. The size and location within a given block are the most important determinants of value. In general, the larger the site, the greater its potential to achieve economies of scale and flexibility in development. The size of the parcel, considered within the provisions of the zoning, has considerable influence on its ultimate development.

The key determinant in developing a site is the permitted size of the project. More land permits higher density development, higher floor to area ratios (FAR), etc. the total number of square feet allowed for a building structure tends to rise in proportion to the size of the lot. Location is important when considering a site’s proximity to open plazas, office trade areas, work force areas, public transportation, major highways (access/visibility), etc.

As noted in the Site Data section of this report, the subject site has a land area of 4.30 acres. Topographically, the site is gently rolling. The subject is not located in a flood hazard area. No subsoil or drainage conditions are known that would adversely affect the development of the site. Public utilities available to the subject include electricity, water, sewer and telephone. The size of the subject and the adjacent properties suggest a number of possible uses for the subject site.

LEGALLY PERMISSIBLE USE AS VACANT

Legal restrictions, as they apply to the subject property, are of two types, private restrictions (deed restriction easements) and public restrictions, namely zoning. No information regarding private restrictions affecting title was provided with this assignment other than those mentioned below. It is assumed that only common restrictions (i.e. utility easements, etc.) are applicable and are not of any consequence to the development of this site.

2 The Appraisal Institute. The Appraisal of Real Estate. 13th ed. (Chicago, 2008), 310.

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Colonial Village Roseville * 3881 Eureka Road * Roseville, California

FINANCIALLY FEASIBLE USE AS VACANT

After the discussion of the physically possible and legally permissible uses for the site as vacant, the adjacent property uses suggest that the possibilities for the subject have been narrowed to multifamily development.

MAXIMALLY PRODUCTIVE AS VACANT

Based on the analysis of the previous elements, it is reasonable to assume, if the site were vacant and available for development on the date of valuation, the highest and best use would be for multifamily development, most likely a multifamily use which could produce a higher return.

HIGHEST AND BEST USE AS IMPROVED

Highest and best use of a property as improved pertains to the use that should be made of an improved property in light of its improvements. The use that maximizes an investment property’s value, consistent with the long-term rate of return and associated risk, is its highest and best use as improved.3

This part of highest and best use analysis is structured to answer the following problems:

1. Should the building be maintained as is?

2. Should the building be renovated, expanded, or demolished?

3. Should the building be replaced with a different type or intensity of use?

PHYSICALLY POSSIBLE AS IMPROVED

The subject site supports an existing multifamily development containing a gross building area of approximately 54,272 square feet. The subject does suffer from external obsolescence due to restricted rents. The subject is in average condition.

LEGALLY PERMISSIBLE AS IMPROVED

Based on the adjacent property uses and the zoning restrictions for the subject, the highest and best use of the subject site is considered to be a multifamily facility. The configuration of the improvements is not in violation of any known regulations and is considered to be a compatible use with the adjacent commercial and residential properties.

3 The Appraisal Institute. The Appraisal of Real Estate. 13th ed. (Chicago, 2008), 315

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Colonial Village Roseville * 3881 Eureka Road * Roseville, California

FINANCIALLY FEASIBLE AS IMPROVED

The third factor that must be considered is the economical feasibility of the types of uses that are physically and legally permissible. Based on the data presented in the Income Approach section of this report, the existing improvements appear to be capable to produce an adequate return to be financially feasible as they exist.

MAXIMALLY PRODUCTIVE AS IMPROVED

Considering the previous discussions, the existing improvements are physically possible, legally permissible and financially feasible. There currently is no alternative legal use that could economically justify razing the existing improvement or significantly changing their use. Based on the foregoing analysis, it is my opinion that the maximally productive use of the property is as a multifamily development.

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Colonial Village Roseville * 3881 Eureka Road * Roseville, California

APPRAISAL PROCEDURES

In order to develop a reasonable opinion of the value of the subject property, the following appraisal techniques have been used:

The Cost Approach

The Cost Approach considers the current cost of replacing a property, less depreciation from three sources: physical deterioration, functional obsolescence and external obsolescence. A summation of the market value of the land, assumed vacant and the depreciated replacement cost of the improvements provides an indication of the total value of the property.

The Income Approach

The Income Approach is based on an estimate of the subject property’s possible net income. The net income is capitalized to arrive at an indication of value from the standpoint of an investment. This method measures the present worth and anticipated future benefits (net income) derived from the property.

The Sales Comparison Approach

The Sales Comparison Approach produces an estimate of value by comparing the subject property to sales and/or listings of similar properties in the same or competing areas. This technique is used to indicate the value established by informed buyers and sellers in the market.

In preparing this appraisal, the appraiser inspected the subject property and analyzed historic operating data for the subject. A Cost Approach was used to determine the effective age and economic life of the proposed development. Furthermore, I gathered information on competitive properties in the region for comparable improved rentals and operating expenses. Lastly, comparable sales were gathered primarily for their use as overall rate indicators. This information was applied in the Income Capitalization Approach. The application of each measure of value is discussed further in appropriate sections of this report.

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Colonial Village Roseville * 3881 Eureka Road * Roseville, California

VALUATION SECTION

COST APPROACH

The Cost Approach is a method in which the value of a property is derived by estimating the replacement cost of the improvements, deducting the estimated depreciation, and adding the market value of the land.

The first Step in the Cost Approach is to estimate the value of the subject site.

SITE VALUE

The comparison method is the most common way of developing a market value estimate for land. In the comparison method, sales of vacant land comparable to the subject property are gathered and analyzed. Ideally, such vacant sales are close in time and proximity to the subject property.

The sales prices are adjusted for time, location, physical characteristics, and other relevant variations. The adjusted prices are reduced to some common unit of comparison and conclude a unit value applicable to the subject property. This unit value, when applied to the appropriate unit measure, results in an estimate of market value for land.

An investigation revealed several sales of similar sites in the subject’s neighborhood. The comparables found are summarized on the following pages.

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Colonial Village Roseville * 3881 Eureka Road * Roseville, California

Land Comparable 1

Transaction

Address	9530 Sierra College Boulevard	**Date**	12/30/2010
City	Roseville	**Price**	$500,000
County	Placer	**Acre Unit Price**	$113,636
State	California	**Financing**	Conventional
Zip	95661	**Property Rights**	Fee Simple
Grantor	Pittore Jesse	**Verification Source**	Assessor
Grantee	Granite Meadow LLC	**Conditions of Sale**	Normal

Site

Acres	4.40	**Topography**	Nearly Level
Land SF	191,664	**Zoning**	RS-AG-B-40
Utilities	E, G, W, S	**Road Frontage**	Sierra College Boulevard
Shape	Irregular	**Visibility/Access**	Average

Land Comparable 2

Transaction

Address	3590 Annabelle Avenue	**Date**	9/24/2012
City	Roseville	**Price**	$138,000
County	Placer	**Acre Unit Price**	$98,571
State	California	**Financing**	Conventional
Zip	95661	**Property Rights**	Fee Simple
Grantor	Self Dallas L & LM Trust	**Verification Source**	Assessor
Grantee	Kirakosian, Hovhannes	**Conditions of Sale**	Normal

Site

Acres	1.40	**Topography**	Nearly Level
Land SF	60,984	**Zoning**	RS-AG-B-40
Utilities	E, G, W, S	**Road Frontage**	Annabelle Avenue
Shape	Irregular	**Visibility/Access**	Average

Land Comparable 3

Transaction

Address	3220 Rustic Woods Court	**Date**	12/1/2009
City	Loomis	**Price**	$250,000
County	Placer	**Acre Unit Price**	$53,191
State	California	**Financing**	Conventional
Zip	95650	**Property Rights**	Fee Simple
Grantor	Unknown	**Verification Source**	Broker
Grantee	Unknown	**Conditions of Sale**	Normal

Site

Acres	4.70	**Topography**	Nearly Level
Land SF	204,732	**Zoning**	PUD-Res
Utilities	E, G, W, S	**Road Frontage**	Rustic Woods Court
Shape	Irregular	**Visibility/Access**	Average

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Colonial Village Roseville * 3881 Eureka Road * Roseville, California

Land Comparable 4			
Transaction			
Address	5825 Shambaugh Lane	**Date**	12/1/2009
City	Loomis	**Price**	$510,000
County	Placer	**Acre Unit Price**	$102,000
State	California	**Financing**	Conventional
Zip	95650	**Property Rights**	Fee Simple
Grantor	Richardson Eric & Judy	**Verification Source**	Assessor
Grantee	Fletcher, Deborah G	**Conditions of Sale**	Normal
Site			
Acres	5.00	**Topography**	Nearly Level
Land SF	217,800	**Zoning**	RA
Utilities	E, G, W, S	**Road Frontage**	Shambaugh Lane
Shape	Irregular	**Visibility/Access**	Average

Land Comparable 5			
Transaction			
Address	3870 Iron Wheel Court	**Date**	9/14/2011
City	Rocklin	**Price**	$215,000
County	Placer	**Acre Unit Price**	$93,478
State	California	**Financing**	Conventional
Zip	95765	**Property Rights**	Fee Simple
Grantor	Unknown	**Verification Source**	Broker
Grantee	Unknown	**Conditions of Sale**	Normal
Site			
Acres	2.3	**Topography**	Nearly Level
Land SF	100,188	**Zoning**	PUD-Res
Utilities	E, G, W, S	**Road Frontage**	Iron Wheel Court
Shape	Irregular	**Visibility/Access**	Average

Land Comparable 6			
Transaction			
Address	6410 Eureka Road	**Date**	4/16/2012
City	Granite Bay	**Price**	$265,000
County	Placer	**Acre Unit Price**	$110,417
State	California	**Financing**	Conventional
Zip	95746	**Property Rights**	Fee Simple
Grantor	Bank Of America	**Verification Source**	Assessor
Grantee	Reddy, Sivakumar	**Conditions of Sale**	Normal
Site			
Acres	2.4	**Topography**	Nearly Level
Land SF	104,544	**Zoning**	RA-B-100
Utilities	E, G, W, S	**Road Frontage**	Eureka Road
Shape	Irregular	**Visibility/Access**	Average

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Colonial Village Roseville * 3881 Eureka Road * Roseville, California

Vacant Land Comparables

Vacant Land Comparable
3870 Iron Wheel Court
Rocklin, California 95765
Vacant Land Comparable
3220 Rustic Woods Court
Loomis, California 95650
Vacant Land Comparable
5825 Shambaugh Lane
Loomis, California 95650
Subject
Colonial Village Roseville
3881 Eureka Road
Roseville, California 95661
Vacant Land Comparable
6410 Eureka Road
Granite Bay, California 95746
Vacant Land Comparable
3590 Annabelle Avenue
Roseville, California 95661
Vacant Land Comparable
9530 Sierra College Boulevard
Roseville, California 95661
Loomis
Rocklin
Granite Bay
Hidden Valley
Folsom Lake
KING RD
TAYLOR RD
BRACE RD
DICK COOK RD
ROCKLIN RD
SIERRA COLLEGE BLVD
DOUGLAS BLVD
EUREKA RD
BARTON RD
LAIRD RD
VAL VERDE RD
AUBURN FOLSOM RD
PARK DR
80

DeLorme
Data use subject to license.
© DeLorme. DeLorme Street Atlas USA® 2011.
www.delorme.com

MN (14.1° E)

0 ¼ ½ ¾ 1 1¼ 1½ 1¾ mi

Data Zoom 11-6

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Colonial Village Roseville * 3881 Eureka Road * Roseville, California

Land Analysis Grid		Comp 1	Comp 2	Comp 3	Comp 4	Comp 5	Comp 6
Address	3881 Eureka Road	9530 Sierra College	3590 Annabelle Avenue	3220 Rustic Woods Court	5825 Shambaugh Lane	3870 Iron Wheel Court	6410 Eureka Road
City	Roseville	Roseville	Roseville	Loomis	Loomis	Rocklin	Granite Bay
State	California	California	California	California	California	California	California
Date	10/23/2012	12/30/2010	9/24/2012	12/1/2009	12/1/2009	9/14/2011	4/16/2012
Price	$0	$500,000	$138,000	$250,000	$510,000	$215,000	$265,000
Acres	4.30	4.40	1.40	4.70	5.00	2.30	2.40
Acre Unit Price	$0	$113,636	$98,571	$53,191	$102,000	$93,478	$110,417
Transaction Adjustments							
Property Rights	Fee Simple	Fee Simple	Fee Simple	Fee Simple	Fee Simple	Fee Simple	Fee Simple
Financing	Conventional	Conventional	Conventional	Conventional	Conventional	Conventional	Conventional
Conditions of Sale	Normal	Normal	Normal	Normal	Normal	Normal	Normal
Adjusted Acre Unit Price		**$113,636**	**$98,571**	**$53,191**	**$102,000**	**$93,478**	**$110,417**
Market Trends Through 10/23/12	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
Adjusted Acre Unit Price		$113,636	$98,571	$53,191	$102,000	$93,478	$110,417
Location	Average	Similar	Similar	Inferior	Inferior	Inferior	Inferior
% Adjustment		0%	0%	30%	30%	10%	20%
$ Adjustment		$0	$0	$15,957	$30,600	$9,348	$22,083
Acres	4.30	4.40	1.40	4.70	5.00	2.30	2.40
% Adjustment		0%	-20%	0%	0%	0%	0%
$ Adjustment		$0	-$19,714	$0	$0	$0	$0
Topography	Gently Rolling	Nearly Level	Nearly Level	Nearly Level	Nearly Level	Nearly Level	Nearly Level
% Adjustment		0%	0%	0%	0%	0%	0%
$ Adjustment		$0	$0	$0	$0	$0	$0
Utilities	E, G, W, S	E, G, W, S	E, G, W, S	E, G, W, S	E, G, W, S	E, G, W, S	E, G, W, S
% Adjustment		0%	0%	0%	0%	0%	0%
$ Adjustment		$0	$0	$0	$0	$0	$0
Zoning	R-3	RS-AG-B-40	RS-AG-B-40	PUD-Res	RA	PUD-Res	RA-B-100
% Adjustment		0%	0%	0%	0%	0%	0%
$ Adjustment		$0	$0	$0	$0	$0	$0
Adjusted Acre Unit Price		**$113,636**	**$78,857**	**$69,149**	**$132,600**	**$102,826**	**$132,500**
Net Adjustments		0.0%	-20.0%	30.0%	30.0%	10.0%	20.0%
Gross Adjustments		0.0%	20.0%	30.0%	30.0%	10.0%	20.0%

After analyzing the land sales and adjusting each sale accordingly, it is our opinion that the estimated Market Value of the subject site as of October 23, 2012, is as follows:

4.30 acres x $105,000 per acre = $451,500

Rounded = $450,000

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Colonial Village Roseville * 3881 Eureka Road * Roseville, California

SUMMARY OF VACANT LAND SALES

Adjustments

The prices of the comparable land sales range from $53,191 to $113,636 per acre before adjustments. Each of the comparables was adjusted for differences from the subject site. The adjustments are based on the following characteristics.

Location

Consideration was given to the location of the subject and each of the comparables. The subject is located in the City of Roseville. Comparables 1 and 2 are located in Roseville and are considered similar to the subject. Therefore, no adjustment was needed. Comparables 3 and 4 are located in Loomis and are considered inferior to the subject and were adjusted upward 30 percent each. Comparable 5 is located in Rocklin and Comparable 6 is located in Granite Bay, and are considered inferior to the subject. Comparables 5 and 6 were adjusted upward 10 percent and 20 percent, respectively.

Size

Consideration was given to the size of the subject as compared to the comparables. Size can have an impact on site value based on the premise that smaller parcels often sell for a higher price per unit than larger parcels with equal utility. The subject site consists of a total of 4.30 acres. The comparables range in size from 1.40 acres to 5.00 acres. Comparable 2 was adjusted downward 20 percent due to the size difference in comparison to the subject.

Topography

Consideration was given to the topography of the subject and each of the comparables. No adjustment was needed.

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Colonial Village Roseville * 3881 Eureka Road * Roseville, California

Site Utility

Consideration was given to the access, shape and utility of the subject and each of the comparables. The subject site is served by gas, electricity, water and sewer. All comparables are considered to be similar to the subject in all aspects. No adjustments are necessary.

Zoning

The subject is zoned R-3. Comparables 1 and 2 are zoned RS-AG-B-40. Comparables 3 and 5 are zoned PUD-Res. Comparable 4 is zoned RA and Comparable 6 is zoned RA-B-100. The market did not indicate a need for adjustment due to zoning. Therefore, no adjustment was made.

Summary Conclusions

The land sales analysis indicates the quantitative or qualitative adjustments and the order of comparability. The comparable land sales range from $69,149 to $132,600 per acre after adjustments. All comparables were considered when determining the value of the subject.

4.30 acres x $105,000 per acre = $451,500

Rounded = $450,000

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Colonial Village Roseville * 3881 Eureka Road * Roseville, California

IMPROVEMENT VALUATION

The next step in the Cost Approach is to estimate the replacement cost new of the improvements.

Replacement cost new (RCN) is defined as follows:

The estimated cost to construct, at current prices as of the effective date of the appraisal, a building with utility equivalent to the building being appraised, using modern materials and current standards, design and layout.4

A description of the improvements was presented in the Improvement Data section. The costs estimated were made based on the developer’s plans. Cost estimates were made based on the replacement cost new of the improvements using the Marshall Valuation Service Cost Manual. Soft costs are included in the base cost determined by the Marshall Valuation Service Cost Manual.

Depreciation Analysis

Depreciation may be defined as any loss of value from any cause. There are three general areas of depreciation: physical deterioration, functional obsolescence and external obsolescence. Depreciation may be curable or incurable, the test being that money spent to cure the depreciation be gained in value. If the depreciation costs more to fix than will be gained in value, then the depreciation is considered incurable.

Physical Deterioration

This results from deterioration from aging and use. This type of depreciation may be curable or incurable.

External Obsolescence

This is due to circumstances outside the property itself, such as industry, demographic and economic conditions or an undesirable proximate use. This type of depreciation is rarely curable. The subject does seem to suffer from external obsolescence. The table on the following page shows the external obsolescence for the subject property, and the table on page 73 illustrates the subject’s restricted value based on the Cost Approach.

4 Appraisal Institute. The Dictionary of Real Estate Appraisal. 5th. ed. (Chicago, 2010), 304

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Colonial Village Roseville * 3881 Eureka Road * Roseville, California

The following formula shows the external obsolescence for the restricted value.

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Colonial Village Roseville * 3881 Eureka Road * Roseville, California

*The buildings have an effective age of 10 years. Properties of this type are anticipated to have an economic life of 50 years. Based upon the concept of age/life depreciation, the overall depreciation applicable to the subject is 10/50, or 20 percent. As indicated on the chart on the previous page, the Net Operating Income for the subject is less than the Economic Net Operating Income. Therefore, there is some External Obsolescence. The total Estimated Value indicated by the Cost Approach for the subject “as is” is as follows:

Rounded = $2,810,000

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Colonial Village Roseville * 3881 Eureka Road * Roseville, California

INCOME APPROACH

The Income Approach is a procedure in which the value of a property is estimated by means of capitalization of a net income stream, either imputed or actual. The steps in the procedure are as follows:

1.	Analyze the income the property is capable of generating.
2.	Estimate the rental loss from vacancy and uncollected rents.
3.	Estimate the amount of expense that will be incurred in operating the property.
4.	Subtract 2 and 3 above from 1 to arrive at a net income estimate before capital charges.
5.	Using an appropriate rate, capitalize the net income estimate into an indication of value.

Income Analysis

The first step in forming an opinion of reasonable net income expectancy is the estimation of market rent. Market rent is defined as the rental warranted by a property in the open real estate market based upon current rentals being paid for comparable space.

Since the value being determined is the market value, subject to restricted rents, it was not necessary to determine the market rent for the subject’s units. The value was determined utilizing the subject’s actual restricted rents.

TOTAL POTENTIAL GROSS RENTAL INCOME

The total potential gross income for the subject is summarized as follows:

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Colonial Village Roseville * 3881 Eureka Road * Roseville, California

VACANCY AND EXPENSES DEFINITIONS

Vacancy and Collection Loss

Vacancy and collection loss is an allowance for reductions in potential rental income because space is not leased or rents that are due cannot be collected.

Annual rent collections are typically less than the potential annual gross income; therefore, an allowance for vacancy and collection loss is typically included in an appraisal of income-producing property. The allowance is usually estimated as a percentage of potential gross income. The percentage varies according to the type and characteristics of the physical property, the quality of tenancy, current and projected supply and demand relationships, and general and local economic conditions.

Expenses

To develop an estimate of the net operating income, the appraiser analyzes data for the property. Net operating income (NOI), the income remaining after total expenses have been deducted from the effective gross income, may be calculated before or after deducting replacement reserves. The actual expenses a landlord is required to defray include two specific categories: those incurred by the property itself, such as taxes and insurance, and those resulting from the operation of the property, such as utilities and maintenance. Generally, expenses incurred by the property per se are called fixed expenses. Expenses tied to the operation of the property, which rise or fall with occupancy, are called variable expenses.

Management

Building size determines the type of management. Generally, buildings of more than 25 units are of sufficient size to bear the additional burden of professional property management; larger high-rise or garden apartment projects of over 58 units often require the additional services of a site or resident manager. Lenders generally prefer that properties be professionally managed.

A property manager reports to the property owners, sets rent levels, establishes marketing procedures and does the fiscal planning for the project. The property manager also supervises on-site employees, among whom the resident manager is responsible for looking after the day-to-day dealings with the tenants, leasing of units, collection of rents, and coordination of routine and long-term building maintenance. The resident manager may oversee janitorial staff, an on-site maintenance crew, or various outside contractors. Large-scale apartment projects and newly built developments also employ leasing agents to fill vacancies or negotiate lease renewals and to assist with marketing programs, promotion, and advertising.

Tax and Assessment Information

Real property taxes are based on ad valorem assessments. The records of the county assessor or tax collector can provide the details of a property’s assessed value and annual tax burden. From the present assessment data and recent history of tax rates, the appraiser can formulate conclusions about future taxes. Property taxes directly increase the cost of ownership and therefore reduce the net income derived from the rental of apartment units. The fairness of the assessment and anticipated future taxes must be thoroughly analyzed and their impact on value considered in the property appraisal. Property taxes are generally imposed to pay for local government services such as fire fighting, police protection and schools. Apartment properties in well-run communities, however, will attract potential tenants willing to pay higher rents for the superior services provided.

Special assessments are levied to pay for infrastructure development (roads or utilities) and extraordinary services (fire or police protection). Ideally, the value of the properties’ subject to special assessment is not penalized. The enhancement resulting from the new infrastructure or the provision of additional services should offset the tax increase. However, when a property is subject to a special assessment that exceeds the benefit derived, the value of the property is diminished.

Insurance

The insurance expense is the responsibility of the landlord.

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Colonial Village Roseville * 3881 Eureka Road * Roseville, California

Maintenance

The property manager is responsible for the janitorial staff and on-site maintenance crew and various outside contractors.

Utilities and Service

Water, electricity, natural or liquid petroleum (propane) gas, sewage, trash collection, street maintenance, telephone and cable television are essential utilities and services in most residential markets. If the utilities on the site are inadequate, the cost of improving utility service must be considered. Utilities may be publicly provided or privately owned as part of a community system. In some cases, utilities are individual to the site. The availability and reliability of utilities have a direct bearing on the amount of rent a tenant will pay. At the same time, the cost of utility services is an operating expense that affects the potential net income of the project. The effect of this expenditure is investigated by comparing the costs of utilities and services at competing buildings in relation to rents with the costs incurred by the subject.

Reserves for Replacement

For large properties, the cost of replacing items such as heating/cooling equipment or hallway carpeting may occur regularly. Thus, an allowance for replacements is treated as a separate expense. Even for smaller apartment properties, however, mortgage lenders and property managers may require that part of net operating income be withheld as a reserve to fund the replacement of building components. Consequently, appraisers often estimate an allowance for replacements when projecting cash flow to be capitalized into market value. Other allowances are sometimes made for unusual circumstances–e.g., reserves to cover periodic non-annual repairs, eventual compliance with environmental regulations (asbestos removal), or bringing the building up to code for handicapped persons. Estimates of such reserves should be included in the income forecast if the appraiser believes the situation warrants it.

Because possible differences in the way accountants and property managers enter line-item expenses, the appraiser should ensure the subject property’s operating statement is reconstructed to provide that the expense items recorded correspond to proper appraisal practice. In the reconstruction of the operating statement 1) nonrecurring past items are not repeated, 2) any deductions taken for non-operating expenses (personal expenses) are eliminated, 3) ambiguous, repetitive or atypical expense items are recategorized and 4) line items are appropriately grouped to facilitate analysis.

An expense comparison should be made on a uniform or standardized basis. If most of the expense comparables include a replacement reserve, an estimate of this item should be included in the reconstructed operating statement for the subject property. Recategorizing expense items allows the appraiser to compare the operation of the subject with the operating expenses of other properties and the expense averages from benchmark data.

For example, apartment managers often record air conditioning as an expense category. In some cases, this may simply cover the cost of maintaining the equipment, while in others it includes allocations for water, electricity, supplies (filters) and maintenance. Similarly, the category for management may reflect different items because of different ways of operating a property. Some apartment managers will contract for landscaping, snow removal, boiler maintenance and redecoration, while others have these functions performed by on-site managers. By grouping all expense items that are management-controllable, the appraiser will be able to compare the operations of building maintained on contract accounts with those of buildings that employ a permanent workforce to look after maintenance.

Utility expense often differ among properties because some managers operate apartments on a “self-contained” basis, whereby tenants pay directly for meterable natural gas and electricity, while other managers pay the costs of fuel for heating and cooking but not for electricity. Typically, the landlord absorbs all utility charges incurred by vacant units and public spaces (corridors, lobbies, office, basement storage rooms, laundry, parking and exterior lighting) as well as water and sewer charges.

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Colonial Village Roseville * 3881 Eureka Road * Roseville, California

In analyzing operating expenses, the appraiser may also consult benchmark data. For example, the Institute of Real Estate Management’s annual reports include the following groupings:

* Administration and management

* Utilities

* Repairs and maintenance

* Real estate taxes and insurance

* Payroll (salaries for maintenance and administrative staff)

These data are quoted per square foot of rentable area, as dollars per unit, and as percentage of effective gross income. Such data may be compared against the historic expense data for the subject and cited in the appraisal report. In this instance, the benchmark data was merely used to reflect the validity of my report.

Market Rent and Contract Rent

In the income capitalization approach, the appraiser arrives at an estimate of market rent, or rental income the subject property would likely command in the open market, by analyzing current rents paid and asked for space in comparable buildings. Estimated market rent is important for both proposed and operating properties. In the case of the former, market rent allows the forecast of gross income, and with the latter it is used to calculate the income for vacant rental space or space occupied by the ownership or property management. Contract rent is the actual rental income specified in a lease. It is calculated for operating properties from existing leases, including month-to-month extensions of former leases. It is essential to specify whether the cited rent is 1) the former or existing contract rent, 2) the asking amount sought by the landlord or property manager or 3) the market rent estimated by the appraiser.

Other Miscellaneous Income

In addition to income from apartment rents, income to the building may be generated from a variety of sources. License fees are paid for temporary, nonexclusive use of special facilities, such as party room or swimming pool fees. Service fees are charged for elective maid service. An apartment project may earn concession income from coin telephones, vending machines and laundry room equipment.

Rental income can also be generated from non-apartment space such as an on-site retail store, restaurant, beauty parlor or physician’s office. A parking garage may be leased to an operator or, alternatively, the building may directly license the parking spaces to tenants or non-tenants (on-site parking, however, is often available to tenants at no additional charge). Finally, interest income may accrue on the balance between rents collected in advance and expenses paid in arrears. Interest can also be earned on security deposits, although in some jurisdictions such interest must ultimately be paid back to the tenants. Thus, other income includes rent for non-apartment space and miscellaneous income from various tenant charges.

In many instances, a significant degree of the apartment project’s income stream is imputable to intangible as well as tangible personality. Apartment properties may earn business income from profits on the rental of in-suite furniture to tenants, marking up the cost of electricity privately metered to tenants, as well as for opening tenants’ doors when the key is left inside, licensing the concierge function and the coin machines, profit centers such as storage rooms (including the sale of abandoned tenant goods), and the interest on company bank accounts.

REVENUE AND EXPENSE ANALYSIS

The table on the following page shows the historical operating data for the subject as well as the appraiser’s projections.

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Colonial Village Roseville * 3881 Eureka Road * Roseville, California

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Colonial Village Roseville * 3881 Eureka Road * Roseville, California

ESTIMATING RESTRICTED EXPENSES PER UNIT

Subject	Expenses	Comparable One	Comparable Two	Comparable Three	Comparable Four	Region 9 IREM
$100	Advertising	$31	$16	$14	$46	$0
$697	Management Fee	$612	$642	$609	$629	$549
$1,350	Other Administrative	$378	$541	$475	$136	$353
$0	Elevator	$176	$0	$0	$0	$0
$0	Fuel	$0	$0	$0	$0	$0
$165	Lighting & Misc. Power	$137	$89	$150	$183	$89
$485	Water/Sewer	$462	$984	$755	$713	$516
$65	Gas	$0	$36	$0	$331	$21
$160	Garbage and Trash Removal	$117	$143	$218	$276	$0
$600	Payroll	$920	$1,067	$850	$1,997	$2,354
$1,300	Other Operating	$477	$514	$465	$155	$560
$75	Decorating	$4	$30	$17	$44	$50
$85	Repairs	$35	$49	$77	$73	$120
$25	Exterminating	$0	$52	$0	$22	$0
$210	Insurance	$188	$206	$238	$547	$230
$5	Ground Expense	$163	$50	$329	$221	$317
$125	Other Maintenance	$0	$0	$0	$139	$44
$15	Real Estate Taxes	$422	$290	$476	$804	$718
$110	Payroll Taxes	$126	$113	$118	$0	$0
$525	Employee Benefits	$398	$522	$316	$0	$0
$300	Reserves for Replacement	$399	$1,077	$750	$0	$0
$6,397	Total Per Unit	$5,045	$6,421	$5,857	$6,316	$5,921

Comments:

Subject expenses were estimated based on comparable apartments and industry norms. Comparable apartment expenses were estimated after discussions with area apartment managers. The comparable estimates were substantiated by the 2012 Income/Expense Analysis: Federally Assisted Apartments published by the Institute of Real Estate Management. No major fluctuations from the total expenses per unit are anticipated from the expenses provided above, although itemized expenses may deviate on the specific factors affecting the individual properties.

The expenses for the comparable apartments vary per unit but are consistently between 47 and 79 percent of the gross rent potential. The subject's expenses were estimated at 62 percent of the gross rental which is within the comparable range. Market Expenses for the subject were categorized smilar to the actual expenses as different properties categorize expenses in different ways. Explanations of specific itemized expenses are indicated on the following pages.

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Colonial Village Roseville * 3881 Eureka Road * Roseville, California

ITEMIZED EXPENSE EXPLANATIONS

Expense Numbers per Unit

	Expense	Subject	Comp Range
1.	Advertising	$100	$14 - $46
	An advertising expense of $100 per unit was determined. The subject’s financial statements indicate a range of $40 to $105 per unit, with a mean of $80 per unit. In addition, the 2012 annualized statement indicates an advertising expense of $83 per unit. A comparable range of $14 to $46 per unit was determined. This expense was projected using the subject’s historical expenses.

2.	Management	$697	$609 - $642
	The subject’s historical data indicates a management fee of $697 per unit per year. This expense was projected similar to the historical financial statements.

3.	Other Administrative	$1,350	$136 - $541
	An other administrative expense of $1,350 per unit was determined. The subject’s financial statements indicate a range of $1,153 to $1,530 per unit, with a mean of $1,327 per unit. In addition, the 2012 annualized statement indicates an other administrative expense of $1,218 per unit. The comparables utilized indicated a range of $136 to $541 per unit was appropriate for this expense. The expense was projected utilizing the subject’s historical financial statements and the comparable range.

4.	Lighting & Misc. Power	$165	$89 - $183
	A lighting and miscellaneous power expense of $165 per unit was determined. The subject’s financial statements indicate a range of $127 to $162 per unit, with a mean of $142 per unit. In addition, the 2012 annualized statement indicates a lighting and miscellaneous power expense of $128 per unit. The comparables utilized indicate a range of $89 to $183 per unit was appropriate for this expense. The expense was projected utilizing the subject’s historical financial statements.

5.	Water/Sewer	$485	$462 - $984
	A water/sewer expense of $485 per unit was projected. The subject’s financial statements indicate a range of $432 to $484 per unit, with a mean of $457 per unit. In addition, the 2012 annualized expenses indicate a water/sewer expense of $412 per unit. The comparables utilized indicate a range of $462 to $984 per unit was appropriate for this expense. The subject’s expense has remained relatively similar. Therefore, the subject’s financial statements were given more consideration.

6.	Gas	$65	$0 - $331
	A gas expense of $65 per unit was projected. The subject’s financial statements indicate a range of $56 to $67 per unit, with a mean of $60 per unit. In addition, the 2012 annualized data indicates a gas expense of $33 per unit. The comparables utilized indicate a range of $0 to $331 per unit was appropriate for this expense. The subject’s expense has remained relatively similar. Therefore, the subject’s financial statements were given more consideration.

7.	Trash Removal	$160	$117 - $276
	A trash removal expense of $160 per unit was per unit was projected. The subject’s financial statements indicate a range of $150 to $161 per unit, with a mean of $155 per unit. In addition, the 2012 annualized statement indicates a trash removal expense of $135 per unit. The comparables utilized indicate a range of $117 to $276 per unit was appropriate for this expense. The subject’s financial statements were given more consideration.

8.	Payroll	$600	$850 - $1,997
	A payroll expense of $600 per unit was projected. The subject’s financial statements indicate a range of $581 to $638 per unit, with a mean of $605 per unit. In addition, the 2012 annualized statement indicates a payroll expense of $647 per unit. The comparables utilized indicate a range of $850 to $1,997 per unit was appropriate for this expense. The expense was projected utilizing the subject’s historical financial statements.

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Colonial Village Roseville * 3881 Eureka Road * Roseville, California

9.	Other Operating	$1,300	$155 - $514
	An other operating expense of $1,300 per unit was projected. The subject’s financial statements indicate a range of $1,295 to $1,562 per unit, with a mean of $1,463 per unit. In addition, the 2012 annualized statement indicate an other operating expense of $351 per unit. The comparables utilized indicate a range of $155 to $514 per unit was appropriate for this expense. The expense was projected utilizing the subject’s historical financial statements and the comparable range.

10.	Decorating	$75	$4 - $44
	A decorating expense of $75 per unit was projected. The subject’s financial statements indicate a range of $40 to $80 per unit, with a mean of $54 per unit. In addition, the 2012 annualized statement budget indicates a decorating expense of $77 per unit. The comparables utilized indicate a range of $4 to $44 per unit was appropriate for this expense. The expense was projected utilizing the subject’s historical financial statements.

11.	Repairs	$85	$35 - $77
	A repairs expense of $85 per unit was projected. The subject’s financial statements indicate a range of $76 to $106 per unit, with a mean of $89 per unit. In addition, the 2012 annualized statement indicate a repairs expense of $306 per unit. The comparables utilized indicate a range of $35 to $77 per unit was appropriate for this expense. The expense was projected utilizing the subject’s historical financial statements and the comparable range.

12.	Exterminating	$25	$0 - $52
	An exterminating expense of $25 per unit was projected. The subject’s financial statements indicate a range of $20 to $27 per unit, with a mean of $23 per unit. In addition, the 2012 annualized expense indicates an exterminating expense of $24 per unit. The comparables utilized indicate a range of $0 to $52 per unit was appropriate for this expense. The expense was projected utilizing the subject’s historical financial statements.

13.	Insurance	$210	$188 - $547
	An insurance expense of $210 per unit was projected. The subject’s financial statements indicate a range of $204 to $221 per unit, with a mean of $211 per unit. In addition, the 2012 annualized statement budget indicates an insurance expense of $191 per unit. The comparables utilized indicate a range of $188 to $547 per unit. Therefore, the subject’s financial statements were given more consideration. The amount was substantiated with the 2012 Income/Expense Analysis: Federally Assisted Apartments printed by the Institute of Real Estate Management.

14.	Ground Expenses	$5	$50 - $329
	A grounds expense of $5 per unit was projected. The subject’s financial statements indicate a range of $1 to $2 per unit, with a mean of $1 per unit. In addition, the 2012 annualized statement indicates a grounds expense of $0 per unit. The comparables utilized indicate a range of $50 to $329 per unit was appropriate for this expense. The expense was projected utilizing the subject’s historical financial statements and the comparable range.

15.	Other Maintenance	$125	$0 - $139
	An other maintenance expense of $0 per unit was projected. The subject’s financial statements indicate a range of $66 to $444 per unit, with a mean of $219 per unit. In addition, the 2012 annualized expense indicates an other maintenance expense of $114 per unit. The comparables utilized indicate a range of $0 to $139 per unit was appropriate for this expense. The expense was projected utilizing the subject’s historical financial statements.

16.	Real Estate Taxes	$15	$290 - $804
	The real estate taxes were projected based on information obtained from the Placer County Assessor’s Office.

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Colonial Village Roseville * 3881 Eureka Road * Roseville, California

17.	Payroll Taxes	$110	$0 - $126
	A payroll taxes expense of $110 per unit was projected. The subject’s financial statements indicate a range of $95 to $110 per unit, with a mean of $105 per unit. In addition, the 2012 annualized statement indicates a payroll tax expense of $134 per unit. The comparables utilized indicate a range of $0 to $126 per unit was appropriate for this expense. The expense was projected utilizing the subject’s historical financial statements and the comparable range.

18.	Employee Benefits/Misc. Taxes	$525	$0 - $522
	An employee benefits expense was projected at $525 per unit. The subject’s financial statements indicate a range of $355 to $441 per unit, with a mean of $390 per unit. In addition, the 2012 annualized statement indicates an employee benefits expense of $577 per unit. A comparable range of $0 to $522 was determined. The subject’s expense was projected based on the historical financial statements.

19.	Replacement Reserves	$300	$0 - $1,077
	A replacement reserves expense of $300 per unit was projected. Typically, market properties have replacement reserves ranging from $250 to $350 per unit. Therefore, an estimate of $300 per unit was determined.

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Colonial Village Roseville * 3881 Eureka Road * Roseville, California

EXPENSE COMPARABLES

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Colonial Village Roseville * 3881 Eureka Road * Roseville, California

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Colonial Village Roseville * 3881 Eureka Road * Roseville, California

Gill Group Page 85

Colonial Village Roseville * 3881 Eureka Road * Roseville, California

Gill Group Page 86

Colonial Village Roseville * 3881 Eureka Road * Roseville, California

Conclusions

Potential Gross Income

The potential gross income for the subject property was projected using the subject’s actual rents.

Vacancy

Of the 1,048 units surveyed, six were vacant. Of the apartments surveyed, an overall vacancy rate of one percent was estimated for affordable housing apartments. The subject is currently 96 percent occupied with one vacant two-bedroom unit and one vacant three-bedroom unit. Historically, the subject’s occupancy rate was approximately 95 percent, and is currently 83.95 percent for the past six months. After considering the vacancy rates of existing properties as well as the historical vacancy at the subject, the subject historical vacancy was given the most consideration. As a result, a five percent vacancy factor was determined for the subject.

Expenses after Reserves for Replacement

The subject’s market expenses were projected considering the subject’s operating history, the expense data of the comparables and the information contained in the 2012 Income/Expense Analysis: Federally Assisted Apartments printed by the Institute of Real Estate Management.

Direct Capitalization

Most apartment appraisers as well as buyers, sellers and lenders prefer value estimates derived from direct capitalization rather than discounted cash flow analysis. Other than in cases where the client and appraiser believe that the achievable income from an apartment property has not approximated its stabilized income, the net operating income to the property can be directly capitalized as of the effective date of the appraisal, based on the current yield to the property. In this situation, the discounting of forecast cash flows on a yield-to-maturity basis is considered superfluous. The use of overall cash flow analysis under other circumstances is discussed in the following section.

An overall capitalization rate (Ro) is the usual expression of the relationship between the net operating income and the value of the property (the Ro is the reciprocal of a net income multiplier). Overall capitalization rates are derived from the simple formula

Rate = Income/Value of Ro = I/V

A capitalization rate is typically expressed as a percentage. For example, if the net operating income to a comparable property was $1.8 million and its value/price was $20 million, the overall capitalization rate would be 9.0% (the reciprocal, 11.1, is the property’s net income multiplier).

An overall capitalization rate incorporates many considerations, including the likelihood that property income will increase, the momentum and duration of such an increase, and the risk and timing of a possible decrease. It reflects judgments regarding the recapture of investment and property depreciation. An overall capitalization rate can be developed on the basis of the relative allocation between, or weighting of, property components (e.g., mortgage and equity), and the respective capitalization rates of both components. This procedure is known as the band of investment technique. The specific allocation between financial components is supported by their relative risk rating based on which component has the prior claim to payment; for example, mortgages are paid before equity investors.

Other ways to apportion NOI are among the physical and ownership components of the property. When the property’s NOI, the value of one property component, and the capitalization rates of both property components are known, a residual technique is applied to estimate the value of the property component of unknown value. The income to the property component of known value is deducted from the property’s NOI, and the residual income attributable to the property component of unknown value is capitalized. In many cases, however, it is not necessary to aportion an overall rate or net operating income to property components.

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Colonial Village Roseville * 3881 Eureka Road * Roseville, California

Market Derived Capitalization Rates

Income and expense data from comparable properties were analyzed to derive the capitalization rate. To derive the capitalization rate, the appraiser used the direct capitalization method, which consists of dividing the net income by the value.

The direct capitalization method will both reflect the value of income at yields attractive to a prospective investor and provide for the recapture of wasting purchase capital. The capitalization rate shows the rate of return for land, as well as the rate of return for the buildings. It also reflects the relationship between the income from the entire property and the value of the entire property.

Analysis of Comparables:

Comparable 1 contains 24 units and is smaller in size when compared to the subject. This comparable contains two-bedroom units. It was built in 1960.

Comparable 2 contains 28 units and is smaller in size when compared to the subject. This comparable contains one-bedroom and two-bedroom units. The property was constructed in 1976 and renovated in 2006.

Comparable 3 contains 32 units and is smaller in size when compared to the subject. This comparable contains one- and two-bedroom units and was built in 1988.

Comparable 4 contains 50 units and is similar in size when compared to the subject. The property contains one- and two-bedroom units. It was constructed in 1971 and renovated in 2006.

Comparable 5 contains 96 units and is larger in size when compared to the subject. The complex contains one- and two-bedroom units and was constructed in the 1980s.

Comparable 6 contains 28 units and is relatively similar in size when compared to the subject. The complex contains one- and two-bedroom units and was constructed in the 1980s.

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Colonial Village Roseville * 3881 Eureka Road * Roseville, California

Comparable 7 contains 44 units and is relatively similar in size when compared to the subject. The comparable contains only two-bedroom units and was constructed in 1942.

Research was conducted with the local MLS, assessor and local realtors to determine sales comparable to the subject. The comparables indicate a range of 5.34 to 11.91 percent for indicated capitalization rates, with an average of 7.54 percent. Comparable 6 was given more weight as it is similar to the subject in structure and condition. However, it is a listing and the capitalization rate is expected to increase slightly. Comparables typically sell for 90 to 100 percent of the sales price. Therefore, an expected capitalization rate between 7.00 and 8.00 percent is reasonable. Based on the direct sale’s method, the appraiser selected a weighted capitalization rate of 7.50 percent.

Realty Rates Investor Survey

The Realty Rates Investor Survey was considered in this analysis. The RealtyRates.com Investor Survey Third Quarter 2012 for apartments found that investors in apartments indicate overall capitalization rates ranging from 4.27 percent to 14.37 percent, with an average of 8.10 percent. In addition, the RealtyRates.com Market Survey Third Quarter of 2012 found that investors in apartments in the Northern California indicated an overall capitalization rate of 8.20 percent.

PwC Real Estate Investor Survey

The PwC Real Estate Investor Survey was considered in this analysis. The National Apartment Market survey for the Third Quarter of 2012 found that investors in apartments indicate overall capitalization rates ranging from 3.75 percent to 10.00 percent, with an average of 5.74 percent.

Band of Investment

Another method of arriving at a capitalization rate is the Band of Investment Method. This method is based on typical mortgage terms currently available and expected investment return. This analysis uses fixed interest rates. Surveys of lenders that make loans on commercial properties are currently quoting interest rates at one percent over prime and amortization of 15 to 30 years. Local lenders quoted 250 to 350 basis points over the current LIBOR rate for the same term as the loan. For our calculations, the following components were used in this analysis.

Therefore, based on the band of investment, a capitalization rate of 7.36 percent was determined.

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Colonial Village Roseville * 3881 Eureka Road * Roseville, California

Determination of the Capitalization Rate

From the sales available in the area a capitalization rate of 7.50 percent was determined. The PwC Real Estate Investor Survey indicated an average capitalization rate of 5.74 percent. The RealtyRates.com Investor Survey indicated an average capitalization rate of 8.10 percent. The RealtyRates.com Market Survey indicated an average capitalization rate of 8.20 percent. The band of investment indicated a capitalization rate of 7.36 percent. The band of investment was determined to be the most accurate reflections of the capitalization rate. Therefore, after considering all factors, a capitalization rate of 7.50 percent was determined to be appropriate for the market value, subject to restricted rents.

INCOME VALUE

The capitalization rate determined above was applied to the net operating income determined on Page 78 to develop the market value, subject to restricted rents, as shown below:

Capitalization Rate of 7.50% gives a value of

$199,164/7.50%	=	$2,655,520.00

Market Value, Subject to Restricted Rents	=	$2,655,000.00

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Colonial Village Roseville * 3881 Eureka Road * Roseville, California

SALES COMPARISON APPROACH

The Sales Comparison Approach is based on the assumption that an informed purchaser will pay no more for a property than the cost of acquiring an existing property of similar utility. Typically, one would estimate the value of the subject property by comparing the sales prices of recent transactions involving property similar to the subject. Adjustments are made to each sale for dissimilarities as compared to the subject property. These adjustments may include the date of sale, location, age, floor plan, condition, quality, size or external factors that may influence rents or occupancy levels. Typically, the reliability of the sales comparison approach is based on a number of factors such as:

●	Availability of comparable sales data
●	Verification of sales data
●	Degree of comparability to the extent that large or numerous adjustments are not necessary to compensate for the differences between the subject property and the comparable sales used

I have found that the reliability of the sales comparison approach for traditional real estate is excellent when valuing vacant land, single family homes or small commercial type properties where there is more activity, a larger data base, and greater degree of comparability. For more complex and larger investment grade properties such as shopping centers, nursing homes, and apartment complexes, the required adjustments are often numerous and the degree to which they can be performed without a considerable amount of subjectivity is difficult. As mentioned previously, a number of factors must be verifiable and documented in order to make appropriate adjustments. Items necessary for verification might include the following:

●	Location
●	Condition
●	Appeal
●	Date of Sale
●	Amenities
●	Income and Expense Data
●	Personal Property Included
●	Financing Terms and Conditions
●	Management Contracts Involved

There are obviously other differences that must be adjusted in the marketplace. For the purposes of this report, the appraiser has analyzed a number of sales; however, only those believed to be most similar to the subject were included. The information from the sales analyzed will be included. The information from the sales analyzed will be used to determine a value estimate for the subject property by the sales comparison approach. The unit of comparison considered will be the price paid per unit. The following sales are offered as an indication of value of the subject property as of the date of this assignment.

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Colonial Village Roseville * 3881 Eureka Road * Roseville, California

Improved Sales Comparables

Improved Sales Comparable
Crestview Apartments
9 Pacific Avenue
Auburn, California 95603
Improved Sales Comparable
Shannon Bay Apartments
5757 Shannon Bay Drive
Rocklin, California 95677
Subject
Colonial Village Roseville
3881 Eureka Road
Roseville, California 95661
Improved Sales Comparable
Unnamed Complex
5820 Newman Court
Sacramento, California 95819
North Auburn
Auburn
Cool
Lincoln
Newcastle
Penryn
Pilot Hill
Pleasant Grove
Loomis
Rocklin
Roseville
Granite Bay
Folsom Lake
Elverta
Antelope
Citrus
Rio Linda
North Highlands
Foothill Farms
Orangevale
Folsom
Fair Oaks
El Dorado Hills
Carmichael
Broderick
Sacramento
Rancho Cordova
Arden Town
La Riviera
Mather AFB
Sacramento Executive
Sacramento Army Depot
Parkway
Florin
Sloughhouse

DeLorme
Data use subject to license.
© DeLorme. DeLorme Street Atlas USA® 2011.
www.delorme.com

MN (14.0° E)

0 1 2 3 4 5 6 7 mi

Data Zoom 9-6

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Colonial Village Roseville * 3881 Eureka Road * Roseville, California

Shannon Bay Apartments

Comparable 1

Address	5757 Shannon Bay Drive	**Date**	1/14/2010
City	Rocklin	**Price**	$3,850,000
County	Placer	**Price per Unit**	$77,000.00
State	California	**Transaction Type**	Closed
Tax ID	016-030-016	**Financing**	Cash
Grantor	Shannon Bay Company	**Property Rights**	Fee Simple
Grantee	HPD Shannon Bay, L.P.	**Verification Source**	Assessor
Property Type	Multifamily	**Deed Book/Page**	2010-0003484

Site

Acres	3.60	**Topography**	Nearly Level
Land SF	156,816	**Zoning**	Multifamily
Road Frontage	Shannon Bay Drive	**Utilities**	E, G, W, S

Improvements

GBA	34,903	**Construction Type**	Siding
Rentable Area	34,903	**HVAC**	Central Electric/Central Electric
Total No. of Units	50	**Parking**	Parking Lot
Year Built/Renovated	1983	**Structure/Stories**	WU/2
Condition/Street Appeal	Similar	**Utilities with Rent**	Water, Sewer, Trash
Unit Amenities	Refrigerator, Range/Oven, Garbage Disposal, Carpet, Tile, Blinds, Walk-In Closet		
Project Amenities	Extra Storage, Laundry Facility

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Colonial Village Roseville * 3881 Eureka Road * Roseville, California

Crestview Apartments

Comparable 2

Address	9 Pacific Avenue	**Date**	11/6/2009
City	Auburn	**Price**	$3,000,000
County	Placer	**Price per Unit**	$68,181.82
State	California	**Transaction Type**	Closed
Tax ID	004-270-011-000	**Financing**	Conventional
Grantor	Hwang Ik & K Living Trust	**Property Rights**	Fee Simple
Grantee	Lee, Cameron	**Verification Source**	Cameron
Property Type	Multifamily	**Deed Book/Page**	Unknown

Site

Acres	2.80	**Topography**	Nearly Level
Land SF	121,968	**Zoning**	Multifamily
Road Frontage	Pacific	**Utilities**	E, G, W, S

Improvements

GBA	35,720	**Construction Type**	Siding
Rentable Area	35,720	**HVAC**	Central Gas/Central Electric
Total No. of Units	44	**Parking**	Parking Lot
Year Built/Renovated	1985	**Structure/Stories**	WU/2
Condition/Street Appeal	Similar	**Utilities with Rent**	Trash, Water, Sewer
Unit Amenities	Refrigerator, Range/Oven, Garbage Disposal, Dishwasher, Washer, Dryer, Carpet, Blinds, Ceiling Fans (some), Walk-In Closet, Patio, Balcony		
Project Amenities	None

Gill Group Page 94

Colonial Village Roseville * 3881 Eureka Road * Roseville, California

Unnamed Complex 5820 Newman Court

23
11

Comparable 3

Address	5820 Newman Court	**Date**	5/18/2012
City	Sacramento	**Price**	$1,640,000
County	Sacramento	**Price per Unit**	$68,333.33
State	California	**Transaction Type**	Closed
Tax ID	005-0241-020	**Financing**	Conventional
Grantor	Jack and Vicki Schneider/Schneider Revocable Living Trust/S & S Sacramento LLC	**Property Rights**	Fee Simple
Grantee	John Goralka/Heinrich Properties LP	**Verification Source**	Assessor
Property Type	Multifamily	**Deed Book/Page**	Unknown

Site

Acres	0.43	**Topography**	Nearly Level
Land SF	18,731	**Zoning**	Multifamily
Road Frontage	Newman Court	**Utilities**	E, G, W, S

Improvements

GBA	Unknown	**Construction Type**	Stucco
Rentable Area	Unknown	**HVAC**	Forced Air Electric/Wall Unit
Total No. of Units	24	**Parking**	Parking Lot
Year Built/Renovated	1960	**Structure/Stories**	WU/2
Condition/Street Appeal	Similar	**Utilities with Rent**	None
Unit Amenities	Range/Oven, Refrigerator, Carpet, Tile, Hardwood, Blinds, Ceiling Fans, Coat Closet		
Project Amenities	Swimming Pool, Laundry Facility		
Comments	Financial Data was not available

Gill Group Page 95

Colonial Village Roseville * 3881 Eureka Road * Roseville, California

Sales Comparison per Unit

Analysis Grid		Comp 1	Comp 2	Comp 3
Address	3881 Eureka Road	5757 Shannon Bay Drive	9 Pacific Avenue	5820 Newman Court
City	Roseville	Rocklin	Auburn	Sacramento
State	California	California	California	California
Date	10/23/2012	1/14/2010	11/6/2009	5/18/2012
Price	$0	$3,850,000	$3,000,000	$1,640,000
Total No. of Units	56	50	44	24
Price per Unit	$0.00	$77,000.00	$68,181.82	$68,333.33
Transaction Adjustments				
Property Rights	0	Fee Simple	Fee Simple	Fee Simple
Financing	Conventional	Cash	Conventional	Conventional
Conditions of Sale	Cash	Normal	Normal	Normal
Adjusted Price per Unit		**$77,000.00**	**$68,181.82**	**$68,333.33**
Market Trends Through 10/23/12	0.0%	0.0%	0.0%	0.0%
Adjusted Price per Unit		$77,000.00	$68,181.82	$68,333.33
Location	Average	Inferior	Inferior	Superior
% Adjustment		10%	10%	-10%
$ Adjustment		$7,700.00	$6,818.18	-$6,833.33
Total No. of Units	56	50	44	24
% Adjustment		0%	0%	0%
$ Adjustment		$0.00	$0.00	$0.00
Year Built/Renovated	1995	1983	1985	1960
% Adjustment		0%	0%	0%
$ Adjustment		$0.00	$0.00	$0.00
Condition/Street Appeal	Average	Similar	Similar	Inferior
% Adjustment		0%	0%	20%
$ Adjustment		$0.00	$0.00	$13,666.67
HVAC	Gas Circulated Hot Water/Central Electric	Central Electric/Central Electric	Central Gas/Central Electric	Forced Air Electric/Wall Unit Electric
% Adjustment		0%	0%	0%
$ Adjustment		$0.00	$0.00	$0.00
Parking	Parking Lot, Carport	Parking Lot	Parking Lot	Parking Lot
% Adjustment		5%	5%	5%
$ Adjustment		$3,850.00	$3,409.09	$3,416.67
Unit Amenities	Refrigerator, Range/Oven, Garbage Disposal, Dishwasher, Carpet, Tile, Blinds	Refrigerator, Range/Oven, Garbage Disposal, Carpet, Tile, Blinds, Walk-In Closet	Refrigerator, Range/Oven, Garbage Disposal, Dishwasher, Washer, Dryer, Carpet, Blinds, Ceiling Fans (some), Walk-In Closet, Patio, Balcony	Range/Oven, Refrigerator, Carpet, Tile, Hardwood, Blinds, Ceiling Fans, Coat Closet
% Adjustment		0%	-1%	0%
$ Adjustment		$0.00	-$681.82	$0.00
Project Amenities	Meeting Room, Picnic Area, Patio Area, Extra Storage, Laundry Facilities, Perimeter Fencing	Extra Storage, Laundry Facility	None	Swimming Pool, Laundry Facility
% Adjustment		2%	3%	2%
$ Adjustment		$1,540.00	$2,045.45	$1,366.67
Property Type	LIHTC	LIHTC	Market	Market
% Adjustment		0%	-30%	-30%
$ Adjustment		$0.00	-$20,454.55	-$20,500.00
Adjusted Price per Unit		**$90,090.00**	**$59,318.18**	**$59,450.00**

Based on the preceding analysis, it is the appraiser’s opinion that the market value of the subject property, as of October 23, 2012, via the Sales Comparable Approach is as follows:

56 Units x $69,500.00 Per Unit = $3,892,000

Indicated Value = $3,890,000

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Colonial Village Roseville * 3881 Eureka Road * Roseville, California

APARTMENT SALES SUMMARY TABLE

Improved Sales Analysis

The sale prices of the comparables range from $68,181.82 to $77,000.00 per unit before adjustments. The sales were analyzed in order to estimate their comparability to the subject based on the following characteristics of value.

Location

The subject is located in the City of Roseville. Comparable 1 is located in Rocklin and is considered inferior to the subject in terms of location and was adjusted upward 10 percent. Comparable 2 is located in Auburn and is considered inferior to the subject in terms of location and was adjusted upward 10 percent. Comparable 3 is located in Sacramento and is considered superior to the subject in terms of location and was adjusted downward 10 percent.

Total No. of Units

Size can have an impact on value based on the premise that smaller facilities tend to sell for a higher price per unit than larger facilities. The subject contains 56 units. The number of units of the comparables range from 24 to 50. No adjustments were needed.

Year Built/Renovated

The property was built in 1995 and is in average condition. Comparable 1 was built in 1983. Comparable 2 was constructed in 1985 and Comparable 3 was built in 1960. Any necessary adjustment was utilized in the condition/street appeal adjustment.

Condition/Street Appeal

The subject is rated average in terms of condition. Comparables 1 and 2 were considered similar to the subject and were not adjusted. Comparable 3 was considered inferior to the subject and was adjusted upward 20 percent.

Parking

The subject and all comparables contain open parking lots. In addition, the subject contains covered parking for no additional fee. All comparables were adjusted upward five percent.

Unit Amenities

The subject contains a refrigerator, range/oven, garbage disposal, dishwasher, carpet, tile and blinds. Comparable 1 contains a refrigerator, range/oven, garbage disposal, carpet, tile, blinds and walk-in closet. Comparable 2 contains a refrigerator, range/oven, garbage disposal, dishwasher, washer, dryer, carpet, blinds, ceiling fans (some), walk-in closet, patio and balcony. Comparable 3 contains a refrigerator, range/oven, carpet, tile, hardwood, blinds, ceiling fans and coat closet. Comparables 1 and 3 were considered similar to the subject and were not adjusted. Comparable 2 was considered superior to the subject and was adjusted downward one percent.

Project Amenities

The subject contains a meeting room, picnic area, patio area, extra storage, laundry facilities and perimeter fencing. Comparable 1 contains extra storage and a laundry facility. Comparable 2 does not contain any project amenities. Comparable 3 contains a swimming pool and laundry facility. All comparables were considered inferior to the subject in varying degrees. Comparables 1 and 3 were adjusted upward two percent each, and Comparable 2 was adjusted upward three percent.

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Colonial Village Roseville * 3881 Eureka Road * Roseville, California

Property Type

The subject is a restricted property. Comparable 1 is a restricted property. Comparables 2 and 3 are market properties. Due to the lack of sales of restricted properties, it was necessary to utilize sales of a market-rate property. However, an adjustment is made here. Restricted properties typically sell for lower per unit rates than market-rate properties. In order to determine the appropriate adjustment, the appraiser compared the adjusted per unit sales prices after factoring out all other differences. After considering all factors, an adjustment of 30 percent was selected.

Summary and Conclusion

The comparables range from $59,318.18 to $90,090.00 per unit after adjustments. All comparables were given equal consideration when determining the value of the subject. Based on the preceding analysis, it is the appraiser’s opinion that the market value of the subject property, as of October 23, 2012, via the Sales Comparable Approach is as follows:

56 Units x $69,500.00 Per Unit = $3,892,000

Indicated Value = $3,890,000

Gill Group Page 98

Colonial Village Roseville * 3881 Eureka Road * Roseville, California

RECONCILIATION AND CONCLUSIONS

CONCLUSION OF VALUE

The values indicated by the three appraisal approaches utilized are as follows:

Market Value of the Real Estate

Cost Approach	Income Approach	Sales Comparison Approach
$2,810,000	$2,655,000	$3,890,000

Reconciliation involves the weighing of the three approaches in relation to their importance or their probable influence on the reactions of typical uses and investors in the market. Consideration is given to the quality and quantity of the data available for examination in each approach, to the inherent advantages and disadvantages of each approach, and to the relevancy of each to the subject property.

The Cost Approach considers the current cost of replacing a property, less depreciation from three sources: physical deterioration, functional obsolescence and external obsolescence. A summation of the market value of the land, assumed vacant and the depreciated replacement cost of the improvements provides an indication of the total value of the property.

The Income Approach is typically used when the real estate is commonly developed, or bought and sold for the anticipated income stream. Income and expense data of similar properties in Roseville and the surrounding area were used in this analysis. The most weight is accorded to the indication via the Income Comparison Approach in the final value conclusion.

The Sales Comparison Approach is a reflection of the buying and selling public based on physical and/or financial units of comparison. The market for properties similar to the subject has been active in the subject’s market area. As was noted in the improved sales analysis, the range of unit values after adjustments was relatively narrow. Quantitative (percentage) adjustments for the differences between the comparables and the subject were made to the comparables.

After reviewing the approaches, the values indicated by the three approaches range from $2,655,000 to $3,890,000. The indicated value of the subject would best be represented by a value within this range. The data utilized and the value indicated by the three approaches is considered appropriate in estimating the value of the subject property. Weight is given to the Income Comparison Approaches and this value is considered to provide the best indication of value for the subject.

Based on the data, analyses and conclusions presented in the attached report, it is my opinion the market value of the subject property, as of October 23, 2012, is as noted below.

TWO MILLION SIX HUNDRED FIFTY FIVE THOUSAND DOLLARS

$2,655,000.00

Gill Group Page 100

Colonial Village Roseville * 3881 Eureka Road * Roseville, California

ADDENDUM A

ADDENDUM B

ADDENDUM C

ADDENDUM D

STDBONLINE.com FLOODSOURCE FLOODSCAPE™

PROPERTY ADDRESS:
3881 Eureka Rd, Roseville, CA, 95661

North
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RM 135
ZONE AE
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LIMIT OF DETAILED STUDY
EUREKA
ROAD
RM
RM 137
ZONE X
SIERRA
COLLEGE
BOULEVARD
0'
300'
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FLOODSCAPE™
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Map Number
06061C0479G
Effective Date
November 21, 2001
Flood Legend
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Moderate flood risk
Low flood risk
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ADDENDUM E

STATE OF CALIFORNIA

Business, Transportation & Housing Agency

OFFICE OF REAL ESTATE APPRAISERS

REAL ESTATE APPRAISER LICENSE

Samuel L. Gill

has successfully met the requirements for a license as a general real estate appraiser in the State of California and is, therefore, entitled to use the title "Certified General Real Estate Appraiser".

This license has been issued in accordance with the provisions of the Real Estate Appraisers' Licensing and Certification Law.

OREA APPRAISER IDENTIFICATION NUMBER AG039401

Date Issued: June 21, 2012

Date Expires: June 20, 2014

Diane Westphal

Deputy Director, OREA

Audit No. 141014

THIS DOCUMENT CONTAINS A TRUE WATERMARK - HOLD UP TO LIGHT TO SEE "CHAIN LINK"

ADDENDUM F

Samuel L. Gill
512 North One Mile Road
P.O. Box 784
Dexter, Missouri 63841
573-624-6614 (phone)
573-624-2942 (fax)
sam@gillgroup.com

OVERVIEW

Samuel L. Gill has been completing appraisals, market studies and Phase I Environmental Assessments for over 30 years. He was appointed to the Missouri Real Estate Appraisers Commission by the Governor of the State of Missouri. The Commission was created by the 85th General Assembly for the purpose of certifying and licensing qualified persons engaged in the practice of real estate appraising.

He has extensive multifamily experience specializing in work for the Department of Housing and Urban Development (HUD) as well as lenders and developers through the Low-Income Housing Tax Credit (LIHTC) program. Also, many years of experience with nursing homes and typical commercial appraisals

He also has extensive experience with Phase I Environmental Assessments through nationwide lenders, developers, etc. He has maintained his education through many outlets as can be seen below.

ACCREDITATIONS

General Accredited Appraiser
National Association of Realtors

State Certified General Real Estate Appraiser
California State License Number: AG039401
Missouri State License Number: RA 001811

Also received temporary licenses in the following states: Arizona, Arkansas, California, Colorado, Connecticut, Delaware, District of Columbia, Florida, Hawaii, Idaho, Maine, Maryland, Massachusetts, Minnesota, Nevada, New Hampshire, New Jersey, New Mexico, Rhode Island, South Dakota, Utah, Vermont, Virginia and Wisconsin.

Certified Environmental Specialist
Environmental Assessment Association

Designated Environmental Inspector
The Foundation of Real Estate Appraisers

Certified Environmental Risk Auditor
National Association of Environmental Risk Auditors

EXPERIENCE
(1976 TO PRESENT)

Primary provider of HUD Mark-to-Market Full Appraisals for mortgage restructuring and Mark-to-Market Lites for rent restructuring. Has worked with HUD in this capacity for several years.

Contract appraiser for Kentucky Housing Corporation for the eastern half of the State of Kentucky.

Provider of HUD MAP and TAP appraisals and market studies for many lenders and developers.

Provider of reviews of MAP appraisals and market studies for various lenders.

Provider of nursing home appraisals and hotel appraisals as well as typical commercial appraisals nationwide.

Current state reviewer for HUD Rent Comparability Studies for Section 8 Renewals in Hawaii, Indiana, Kansas, Louisiana, Nebraska, New Mexico, North Carolina, Utah, Washington.

Provider of HUD Rent Comparability Studies for contract renewal purposes nationwide.

Partial list of clients include: Boston Capital, Colorado Housing Finance Agency, CreditVest, Inc., Foley & Judell, LLP, Kentucky Housing Corporation, Kitsap County Consolidated Housing Authority, Louisiana Housing Finance Agency, Missouri Housing Development Agency, New Mexico Mortgage Finance Authority, Ontra, Inc., Quadel Consulting Corporation, Reznick Group, Siegel Group, Signet Partners and Wachovia Securities.

EDUCATION

Bachelor of Science Degree
Missouri State University
Multifamily Accelerated Processing Valuation (MAP)
U.S. Department of Housing and Urban Development
Annual Multifamily Accelerated Processing Basic and Advanced Valuation (MAP)
U.S. Department of Housing and Urban Development
Introduction to Income Property Appraising
National Association of Independent Fee Appraisers
Concepts, Terminology & Techniques
National Association of Independent Fee Appraisers
Principles of Residential Real Estate Appraising
National Association of Independent Fee Appraisers
Income Property Appraising
National Association of Independent Fee Appraisers
Standards of Uniform Appraisal Practice
National Association of Independent Fee Appraisers
Revisions to USPAP (A-12/III)
The American Society of Farm Managers and Rural Appraisers
Principles of Economics I & II
Southeast Missouri State University
Uniform Standards of Professional Appraisal Practice
Central Missouri State University
Principles of Residential Real Estate Appraising
National Association of Independent Fee Appraisers